UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

In re:	:	Chapter 11
:
FAO, INC., a Delaware corporation, et al., Debtors.	: :	Case No. 03-10119 (LK) Jointly Administered

DISCLOSURE STATEMENT WITH RESPECT TO JOINT PLAN OF
REORGANIZATION OF FAO INC., AND ITS DEBTOR SUBSIDIARIES

David W. Levene (CA 59659) Anne E. Wells (CA 55975) LEVENE, NEALE, BENDER, RANKIN & BRILL, LLP 1801 Avenue of the Stars Suite 1120 Los Angeles, CA 90067 (310) 229-1234	Mark D. Collins (No. 2891) Rebecca L. Booth (No. 4031) RICHARDS, LAYTON & FINGER, P.A. One Rodney Square P.O. Box 551 Wilmington, Delaware 19899 (302) 651-7700

ATTORNEYS FOR DEBTORS AND DEBTORS IN POSSESSION

Dated:	January 31, 2003 Wilmington, Delaware

I. INTRODUCTION

        FAO, Inc. ("FAO") and its affiliates FAO Schwarz, Inc. ("FAO Schwarz"), ZB Company, Inc. ("ZB Company"), Targoff-RS, LLC ("Targoff") and The Right Start, Inc. ("Right Start"), debtors in these jointly administered chapter 11 cases (collectively, the "Debtors" or "Proponents'), submit this disclosure statement (this "Disclosure Statement") pursuant to section 1125 of title 11, United States Code (the "Bankruptcy Code"), to holders of claims against and interests in the Debtors in connection with (i) the solicitation of acceptances of the Joint Plan of Reorganization of FAO, Inc. and Its Debtor Subsidiaries, dated January 31, 2003, as the same may be amended (the "Plan"), filed by the Debtors with the United States Bankruptcy Court for the District of Delaware, and (ii) the hearing to consider confirmation of the Plan scheduled for            , 2003, at                         .m., Eastern Standard Time. Unless otherwise defined herein, all capitalized terms contained herein have the meanings ascribed to them in the Plan.

        THE PROPONENTS BELIEVE THAT THE PLAN WILL ENABLE THE DEBTORS TO SUCCESSFULLY REORGANIZE AND ACCOMPLISH THE OBJECTIVES OF CHAPTER 11 AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS AND THEIR CREDITORS AND INTEREST HOLDERS. THE PROPONENTS URGE CREDITORS AND INTEREST HOLDERS TO VOTE TO ACCEPT THE PLAN.

        Attached as Exhibits to this Disclosure Statement are copies of the following:

  •
  The Plan (Exhibit A);

  •
  Order of the Bankruptcy Court, dated            , 2003 (the "Disclosure Statement Order"), which, among other things, approves the Disclosure Statement and establishes certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan (Exhibit B);

  •
  FAO, Inc., Quarterly Report on Form 10-Q for the quarter ended November 2, 2002 (the "10-Q") (Exhibit C);

  •
  The Debtors' consolidated financial projections (Exhibit D)1;

1
The Debtors have prepared two sets of projections based on alternative assumptions. One set assumes that all holders of Claims in Class 8 elect treatment under Option A. The second set assumes that all holders of Claims in Class 8 elect treatment under Option B. It is expected that some holders will elect Option A, and others will elect Option B.

•
The Debtors' liquidation analysis (Exhibit E); and

•
The New Certificate of Incorporation (Exhibit F)

        In addition, a Ballot for the acceptance or rejection of the Plan is enclosed with the Disclosure Statement submitted to the holders of Claims and Interests that the Proponents believe are entitled to vote to accept or reject the Plan.

        On            , 2003, after notice and a hearing, the Bankruptcy Court signed the Disclosure Statement Order, a copy of which is annexed hereto as Exhibit B, approving this Disclosure Statement as containing adequate information of a kind and in sufficient detail to enable hypothetical, reasonable investors typical of the Debtors' creditors and interest holders to make an informed judgment whether to accept or reject the Plan. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN.

        THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND RULE 3016(c) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH

FEDERAL OR STATE SECURITIES LAWS OR OTHER NON-BANKRUPTCY LAWS. THIS DISCLOSURE STATEMENT HAS BEEN NEITHER APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OR CLAIMS OF FAO OR ANY OF THE OTHER DEBTORS SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

        NO PERSON IS AUTHORIZED BY ANY OF THE PROPONENTS IN CONNECTION WITH THE PLAN OR THE SOLICITATION OF ACCEPTANCES OF THE PLAN TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION REGARDING THIS DISCLOSURE STATEMENT OR THE PLAN OTHER THAN AS CONTAINED IN THIS DISCLOSURE STATEMENT AND THE EXHIBITS AND SCHEDULES ATTACHED HERETO OR INCORPORATED BY REFERENCE OR REFERRED TO HEREIN, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ANY OF THE PROPONENTS.

        THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS ANOTHER TIME IS SPECIFIED HEREIN, AND THE DELIVERY OF THIS DISCLOSURE STATEMENT SHALL NOT CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION STATED SINCE THE DATE HEREOF. HOLDERS OF CLAIMS AND INTERESTS SHOULD CAREFULLY READ THIS DISCLOSURE STATEMENT IN ITS ENTIRETY, INCLUDING THE PLAN, PRIOR TO VOTING ON THE PLAN.

        THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING THE INFORMATION REGARDING THE HISTORY, BUSINESSES, AND OPERATIONS OF THE DEBTORS, THE HISTORICAL AND PROJECTED FINANCIAL INFORMATION REGARDING THE DEBTORS, AND THE LIQUIDATION ANALYSIS RELATING TO THE DEBTORS, IS INCLUDED FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE PLAN, BUT AS TO CONTESTED MATTERS AND ADVERSARY PROCEEDINGS, IS NOT TO BE CONSTRUED AS ADMISSIONS OR STIPULATIONS, BUT RATHER AS STATEMENTS MADE IN SETTLEMENT NEGOTIATIONS.

        EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, ALL INFORMATION CONTAINED HEREIN HAS BEEN PROVIDED BY THE DEBTORS.

        ALTHOUGH A COMMITTEE OF CREDITORS HOLDING UNSECURED CLAIMS HAS BEEN FORMED IN THESE CASES, NEITHER THE COMMITTEE NOR OTHER CREDITORS AND INTEREST HOLDERS HAVE HAD THE OPPORTUNITY TO REVIEW THE PLAN OR THIS DISCLOSURE STATEMENT. THEREFORE, NOTHING HEREIN SHALL BE CONSTRUED AS AN ENDORSEMENT BY THE COMMITTEE OR ANY CREDITOR OR INTEREST HOLDER OF ANY OF THE ECONOMIC AND OTHER TERMS OF THE PLAN.

        The Disclosure Statement Order, a copy of which is annexed hereto as Exhibit B, specifies the deadlines, procedures and instructions for voting to accept or reject the Plan and for Filing objections to confirmation of the Plan, the record date for voting purposes, and the applicable standards for tabulating Ballots. In addition, detailed voting instructions accompany each Ballot. Each holder of a Claim or an Interest entitled to vote on the Plan should read the Disclosure Statement, the Plan, the Disclosure Statement Order and the instructions accompanying the Ballots in their entirety before voting on the Plan. These documents contain, among other things, important information concerning the classification of Claims and Interests for voting purposes and the tabulation of votes. No solicitation of votes to accept the Plan may be made except pursuant to section 1125 of the Bankruptcy Code.

        FOR THE CONVENIENCE OF HOLDERS OF CLAIMS AND INTERESTS, THIS DISCLOSURE STATEMENT SUMMARIZES THE TERMS OF THE PLAN, BUT THE PLAN ITSELF QUALIFIES ALL SUMMARIES. IF ANY INCONSISTENCY EXISTS BETWEEN THE PLAN AND THE DISCLOSURE STATEMENT, THE TERMS OF THE PLAN ARE CONTROLLING. THE DISCLOSURE STATEMENT MAY NOT BE RELIED ON FOR ANY PURPOSE OTHER THAN TO DETERMINE WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, AND NOTHING STATED HEREIN SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, OR BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY, OR BE DEEMED CONCLUSIVE EVIDENCE OF THE TAX OR OTHER LEGAL EFFECTS OF THE PLAN ON THE DEBTORS OR HOLDERS OF CLAIMS OR INTERESTS. CERTAIN OF THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, BY NATURE, ARE FORWARD-LOOKING AND CONTAIN ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES. ALL HOLDERS OF CLAIMS AND INTERESTS SHOULD CAREFULLY READ AND CONSIDER FULLY SECTION IX OF THIS DISCLOSURE STATEMENT, "CERTAIN RISK FACTORS TO BE CONSIDERED," BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

        SUMMARIES OF PROVISIONS OF AGREEMENTS REFERRED TO IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE COMPLETE AND ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, THE FULL TEXT OF THE APPLICABLE AGREEMENT, INCLUDING THE DEFINITIONS OF TERMS CONTAINED IN SUCH AGREEMENT.

A. Holders of Claims and Equity Interests Entitled to Vote.

        Pursuant to the provisions of the Bankruptcy Code, only holders of allowed claims or equity interests in classes of claims or equity interests that are impaired are entitled to vote to accept or reject a proposed chapter 11 plan. Classes of claims or equity interests in which the holders of claims or equity interests are unimpaired under a chapter 11 plan are deemed to have accepted the plan and are not entitled to vote to accept or reject the plan.

        Classes 1, 2, 3, 6, 7, 9, 11, 12, 13 and 14 are unimpaired, and holders of Claims in such Classes are conclusively presumed to have accepted the Plan. Classes 4, 5, 8 and 10 are impaired and, to the extent Claims and Interests in such Classes are Allowed Claims and Allowed Interests, holders of such Claims and Interests will receive distributions and have their rights modified as provided for in the Plan. Therefore, in accordance with sections 1126 and 1129 of the Bankruptcy Code, the Proponents are soliciting acceptances only from holders of Allowed Claims and Allowed Interests in Classes 4, 5, 8 and 10.

        The Bankruptcy Code defines "acceptance" of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the claims that cast ballots for acceptance or rejection of the plan. Acceptance of a plan by a class of interests requires acceptance by at least two-thirds of the number of shares in such class that cast ballots for acceptance or rejection of the plan. For a more detailed description of the requirements for confirmation of the Plan, see Section VI.C, "Confirmation and Consummation Procedure—Confirmation."

        Section 1129(b) permits the confirmation of a plan of reorganization notwithstanding the non-acceptance of a plan by one or more impaired classes of claims or interests. Under that section, a plan may be confirmed by a bankruptcy court if it does not "discriminate unfairly" and is "fair and equitable" with respect to each non-accepting class. For a more detailed description of the requirements for confirmation of a non-consensual plan, see Section VI.C., "Confirmation and

Consummation Procedure—Confirmation." The Proponents intend to seek confirmation pursuant to section 1129(b) of the Bankruptcy Code with respect to any impaired Class of Claims or Interests entitled to vote that does not accept the Plan by the requisite majorities provided in sections 1126(c) or 1126(d) of the Bankruptcy Code, as applicable. Thus, the Proponents intend to request confirmation of the Plan pursuant to 1129(b) of the Bankruptcy Code if any of the impaired classes vote to reject the Plan. The Proponents reserve the right to amend the Plan or undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code or both. The determination as to whether to seek confirmation of the Plan under such circumstances will be announced before or at the Confirmation Hearing.

B. Voting Procedures.

        If you are entitled to vote to accept or reject the Plan, a Ballot is enclosed for the purpose of voting on the Plan. If you hold Claims in more than one Class and you are entitled to vote Claims in more than one Class, you will receive separate Ballots that must be used for each separate Class of Claims. Please vote and return your Ballot(s) to:

FAO, Inc. c/o
ROBERT L. BERGER & ASSOCIATES, LLC.
16501 Ventura Blvd. Suite 440
Encino, CA 91436

Attn: FAO Balloting Center

        DO NOT RETURN YOUR NOTES OR SECURITIES WITH YOUR BALLOT.

        TO BE COUNTED, YOUR BALLOT INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE RECEIVED NO LATER THAN 5:00 P.M., PACIFIC TIME, ON            , 2003 (THE "VOTING DEADLINE"). ANY EXECUTED BALLOT RECEIVED.

        Pursuant to the Disclosure Statement Order, a copy of which is annexed hereto as Exhibit B, solely for purposes of voting to accept or reject the Plan and not for the purpose of allowance of, or distribution on account of, a Claim or Interests and without prejudice to the rights of the Debtors in any other context, each Claim within a Class of Claims entitled to vote to accept or reject the Plan will be temporarily Allowed in an amount equal to the amount of such Claim as set forth in a timely Filed proof of claim (provided no objection to claim has been filed), or, if no proof of claim was Filed, the amount of such Claim or Interest as set forth in the Schedules (provided that the amount of such Claim or Interest is not listed as disputed, contingent or unliquidated). For additional information on voting, see Section VI.A, "Confirmation and Consummation Procedure—Solicitation of Votes." The Disclosure Statement Order sets             , 2003 as the record date for voting on the Plan. Accordingly, only holders of Claims or Interests as of            , 2003 that are otherwise entitled to vote under the Plan will receive a Ballot and may vote on the Plan.

        If you are a holder of a Claim or Interest entitled to vote on the Plan and did not receive a Ballot, received a damaged Ballot or lost your Ballot, or if you have any questions concerning the Disclosure Statement, the Plan or the procedures for voting on the Plan, please call Robert Berger & Associates ("Berger") at (800) 438 -8802.

C. Confirmation Hearing.

        Pursuant to section 1128 of the Bankruptcy Code, the Confirmation Hearing will be held on            , 2003 at                        .m., Eastern Standard Time, before the Honorable Lloyd King, United States Bankruptcy Judge, at the United States Bankruptcy Court, 824 Market Street, 6th Floor, Wilmington, Delaware 19801. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be served and Filed so that they are received on or before            , 2003 at                         .m., Eastern Standard Time, in the manner set forth in the Disclosure Statement Order, a copy of which is annexed hereto as Exhibit B. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement in Bankruptcy Court of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.

II. OVERVIEW OF THE PLAN

        The following table briefly summarizes the classification and treatment of Claims and Interests under the Plan. The amount shown in the following table as "Estimated Percentage Recovery" is based on the amount of the Allowed Claims.

Description and Amount of Claims or Interests	Summary of Treatment

Class 1 (Priority Claims)

A Claim (other than an Administrative Claim and Priority Tax Claim) that is entitled to priority in payment pursuant to section 507(a) of the Bankruptcy Code.

Estimated Unpaid Amount of Allowed Non-Tax Priority Claims as of Effective Date: $0
Class 1 is unimpaired by the Plan. Each holder of an Allowed Priority Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan. Unless otherwise agreed, each holder of an Allowed Priority Claim that has not been paid in full prior to the Effective Date shall receive Cash in an amount equal to such Allowed Priority Claim on the later of the Effective Date and the date such Claim becomes an Allowed Priority Claim.

Estimated Percentage Recovery: 100%

Class 2 (Secured Claims)

A Claim (other than Secured Bank Claims, Kayne Anderson Secured Claim, KBB Subordinated Note Claim, or PNC Secured Claim) that is secured by a lien on property in which an estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder's interest in the applicable estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or, in the case of the setoff, pursuant to section 553 of the Bankruptcy Code.
Class 2 Claims are not impaired under the Plan. Each holder of an Allowed Secured Claim is not entitled to vote to accept or reject the Plan and is deemed to accept the Plan. At the Proponents' option, on the Effective Date: (a) the Plan may leave unaltered the legal, equitable, and contractual rights of the holder of an Allowed Secured Claim; or (b) notwithstanding any contractual provision or applicable law that entitles the holder of an Allowed Secured Claim to demand or receive accelerated payment from the Debtors after the occurrence of a default, the Debtors may cure any such default, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code, reinstate the maturity of such Claim as such maturity existed before such default, compensate the holder of such Claim for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law, and otherwise leave unaltered the legal, equitable or contractual rights to which such Claim entitles the holder, all pursuant to section 1124 of the Bankruptcy Code; or (c) the Debtors may pay Cash in an amount equal to such Allowed Secured Claim, including any interest on such Allowed Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code; or (d) the Debtors may deliver to the holder of an Allowed Secured Claim the property securing such Claim, in which event, the value of such holder's interest in such property shall be determined (i) by agreement of the Debtors and the holder of such Allowed Secured Claim or (ii) if they do not agree, by the Bankruptcy Court; or the Debtors may pay an Allowed Secured Claim in such manner as may be agreed to by the holder of such Claim. The Debtors will be deemed to have elected option (a) except with respect to any Allowed Secured Claim as to which the Debtors elect any other option in a Filed certification prior to the conclusion of the Confirmation Hearing. See Section V.,A.6, "The Plan of Reorganization —Classification and Treatment of Claims and Interests — Secured Claims."

Estimated Percentage Recovery: 100%

Class 3 (Secured Bank Claim) The Secured Claims of the Banks against the Debtors under the Prepetition Financing Facility Estimated Amount of Allowed Class 3 Claims: $71 million

Class 3 is unimpaired under the Plan. Each holder of an Allowed Secured Bank Claim is not entitled to vote to accept or reject the Plan and is deemed to accept the Plan.

On the Effective Date, each holder of an Allowed Secured Bank Claim shall be paid in Cash in full the Allowed amount of such Claim.

Estimated Percentage Recovery: 100%
Class 4 (Kayne Anderson Secured Claim) The Secured Claim of Kayne Anderson as Agent pursuant to the Equipment Notes. Estimated Amount of Allowed Class 4 Claims: $8.0 million

Class 4 is impaired under the Plan. Each holder of an Allowed Kayne Anderson Secured Claim is entitled to vote to accept or reject the Plan.

On the Effective Date, the holder of the Kayne Anderson Secured Claim shall receive the New Kayne Anderson Equipment Note in the amount of $4.0 million. Interest on the New Kayne Anderson Equipment Note shall accrue and not be paid until the maturity date of the note. The New Kayne Anderson Equipment Note shall be due and payable in full on January 2, 2004. The maturity date of the New Kayne Anderson Equipment Note shall be January 2, 2004. The balance of the Allowed Kayne Anderson Secured Claim shall be converted into a pro rata share of the Exit Equity at the same per share price to be paid by all other investors in the Exit Equity.
Class 5 (KBB Subordinated Note Claim) The Secured Claim of KBB under the Subordinated Notes. Estimated Amount of Allowed Class 5 Claims: $17.4

Class 5 is impaired under the Plan. Class 5 is entitled to vote to accept or reject the Plan.

On the Effective Date, KBB shall be issued the New KBB Subordinated Note in the amount of $10.44 million, which New KBB Subordinated Note shall be payable in three installments on December 31, 2006, December 31, 2007, and December 31, 2008. The New KBB Subordinated Note shall be secured by the assets of FAO Schwarz, and shall be subordinated to any liens granted pursuant to the Exit Financing Facility or any subsequent replacement financing facility. KBB shall also receive the New KBB Guaranty, which shall be secured by the same assets that secured the KBB Guarantee.

Estimated Percentage Recovery: 60%

Class 6 (PNC Secured Claim) The Secured Claim of PNC against ZB Company pursuant to the PNC Loan and Security Agreement. Estimated Amount of Allowed Class 6 Claims: $1.4 million

Class 6 is unimpaired under the Plan. Each holder of an Allowed PNC Secured Claim is not entitled to vote to accept or reject the Plan, and is deemed to accept the Plan.

On the Effective Date, the Allowed PNC Secured Claim will be cured and reinstated and rendered unimpaired in accordance with Section 1124 of the Bankruptcy Code.

Estimated Percentage Recovery: 100%

Class 7 (Administrative Convenience Class of Unsecured Claims)

Class 7 consists of all Unsecured Claims against the Debtors or any of the them other than Administrative Claims, Priority Tax Claims and Priority Claims in Class 1, that are less than or reduced to $100.
Class 7 is unimpaired under the Plan. Each holder of an Allowed Class 7 Claim is conclusively presumed to accept the Plan, and is not entitled to vote to accept or reject the Plan.

On the Effective Date, all Allowed Claims in Class 7 shall be paid in Cash in full up to $100 (the "Convenience Claim Threshold"). Holders of Class 7 Allowed General Unsecured Claims in an amount in excess of the Convenience Claim Threshold may elect to reduce such Claim to the Convenience Claim Threshold and be treated as a Class 7 Administrative Convenience Claim by marking the appropriate box on the Ballot.

Estimated Percentage Recovery: 100% for Allowed Claims under the Convenience Claim Threshold.

 Class 8 (General Unsecured Claims)

All Unsecured Claims against the Debtors or any of them other than Administrative Claims, Priority Tax Claims, Priority Claims in Class 1 and Administrative Convenience Unsecured Claims in Class 7. Class 8 Claims generally consist of the Claims of trade creditors and customers for products and services provided to and by the Debtors prior to the filing of the Reorganization Cases, Claims of employees in excess of their Priority Claims and other contract Claims and damage Claims, including Claims, if any, for damages arising from the rejection of executory contracts and unexpired leases subsequent to the filing of the Reorganization Cases.

Estimated Amount of Allowed Class 8 Claims: $69 million.

Class 8 is impaired under the Plan. Each holder of an Allowed Class 8 Claim is entitled to vote to accept or reject the Plan. Holders of Allowed Class 8 Claims may elect treatment under either Option A or Option B, as follows:

        Option A. Holders of Allowed Class 8 Claims who elect treatment under Option A shall receive Cash payments representing 35% of the Allowed amount of such Claim as follows: 4% on the Effective Date or as soon thereafter as is practicable, 12% on December 31, 2003, 13% on December 31, 2004, and 6% on December 31, 2005.

        Option B. Holders of Allowed Class 8 Claims who elect treatment under Option B shall receive Cash payments representing 20% of the Allowed amount of such Claim as follows: 5% on the Effective Date or as soon thereafter as is practicable, and 15% on December 31, 2003.

Holders of Allowed Class 8 Claims shall make the Option A or Option B election by marking the appropriate box on the Ballot. Holders who fail to make an election may be treated under Option A or Option B in the Reorganized Debtors' sole option.

Estimated Percentage Recovery: 35% for holders electing Option A; 20% for holders electing Option B.
Class 9 (Intercompany Claims) All Claims of any of the Debtors against each other.
Class 9 is not impaired by the Plan. Each holder of an Allowed Intercompany Claim is not entitled to vote to accept or reject the Plan and is deemed to accept the Plan.

On the Effective Date, the Intercompany Claims shall be unaltered as to their legal, equitable and contractual rights and shall remain on the books and records of each respective Reorganized Debtor as if the Reorganization Cases had not occurred, or, at the option of the Proponents, may be discharged and satisfied by contributions, distributions or otherwise as determined by the Proponents.

Estimated percentage recovery: 100%

Class 10 (FAO Stock Interests) Interests of holders of FAO Stock.
Class 10 FAO Stock Interests are impaired by the Plan. Each holder of an Allowed FAO Stock Interest is entitled to vote to accept or reject the Plan and is deemed to accept the Plan.

On the Effective Date, all holders of FAO Stock Interest shall retain such Interests under the Plan. However, the bylaws, certificates of incorporation and other organizational documents of the Reorganized Debtors shall be amended and restated as of the Effective Date to the extent necessary to comply with the Bankruptcy Code prohibitions against issuance of non-voting securities, to allow sufficient common stock of FAO to permit issuance of the Exit Equity and to effectuate a reverse stock split, and such other provisions as are necessary to effectuate the Plan.
Class 11 (FAO Schwarz Stock Interests) Interests of holders of FAO Schwarz Stock.
Class 11-FAO Schwarz Stock Interests are not impaired by the Plan. Each holder of an Allowed FAO Schwarz Stock Interest is not entitled to vote to accept or reject the Plan and is deemed to accept the Plan.

On the Effective Date, Reorganized FAO shall retain all the FAO Schwarz Interests under the Plan
Class 12 (ZB Company Stock Interests) Interests of holders of ZB Company Stock.
Class 12 ZB Company Stock Interests are not impaired by the Plan. Each holder of an Allowed ZB Company Stock Interest is not entitled to vote to accept or reject the Plan and is deemed to accept the Plan.

On the Effective Date, Reorganized FAO shall retain all the ZB Company Interests under the Plan
Class 13 (Right Start Stock Interests) Interests of holders of Right Start Stock.
Class 13 Right Start Equity Interests are not impaired by the Plan. Each holder of an Allowed Right Start Stock Interest is not entitled to vote to accept or reject the Plan and is deemed to accept the Plan.

On the Effective Date, Reorganized FAO shall retain all the Right Start Interests under the Plan

Class 14 (Targoff Interests) Claims of holders of Interests in Targoff.
Class 14-Targoff Interests are not impaired by the Plan. Each holder of an Allowed Targoff Interest is not entitled to vote to accept or reject the Plan and is deemed to accept the Plan

On the Effective Date, Reorganized FAO shall retain all the Targoff Interests under the Plan.

III. GENERAL INFORMATION

A. Overview of Chapter 11.

        Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of itself, its creditors and interest holders. In addition to permitting rehabilitation of a debtor, another goal of chapter 11 is to promote equality of treatment for similarly situated creditors and similarly situated interest holders with respect to the distribution of a debtor's assets.

        The commencement of a chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the filing date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a "debtor-in-possession."

        The consummation of a plan of reorganization is the principal objective of a chapter 11 reorganization case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the bankruptcy court makes the plan binding upon a debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor or interest holder of a debtor. Subject to certain limited exceptions, the confirmation order discharges a debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan.

        After a plan of reorganization has been filed, the holders of claims against or interest in a debtor are permitted to vote to accept or reject the plan if their claims or interests are impaired. Before soliciting acceptances of the proposed plan, however, section 1125 of the Bankruptcy Code requires a debtor to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment about the plan. The Proponents are submitting this Disclosure Statement to holders of Claims against and Interests in the Debtors to satisfy the requirements of section 1125 of the Bankruptcy Code.

B. Description and History of Business.

  1.
  The Debtors

        FAO operates its business through a group of affiliated entities. The Debtors in these Reorganization Cases are: FAO, Inc., a Delaware corporation, and its wholly owned subsidiaries, FAO Schwarz, Inc., a Delaware corporation, ZB Company, Inc., a Delaware corporation, Targoff-RS-LLC, a New York limited liability company and The Right Start, Inc., a Delaware corporation.

  2.
  Business

        FAO along with its wholly-owned debtor subsidiaries is a leading specialty retailer of high quality developmental, educational and care products for infants and children, and high quality toys, games, books and multimedia products for children up to the age of 12. The Debtors sell their products under the FAO Schwarz, The Right Start and Zany Brainy brands. As of the Petition Date, FAO operated a total of 255 retail stores (169 Zany Brainy stores, 61 Right Start Stores, 23 FAO Schwarz stores and two temporary outlet stores) in 32 states throughout the United States. As described below, FAO's business expanded significantly in the last fiscal year through the purchase of substantially all of the assets of Zany Brainy, Inc. ("Zany Brainy"), and certain assets of toy seller F.A.O. Schwarz.

        The FAO Schwarz "flagship" stores range in size between 22,000 to 67,000 square feet. FAO Schwarz mall stores range in size between 4,000 to 12,000 square feet. Most Zany Brainy stores range in size from approximately 8,000 square feet to approximately 12,000 square feet of retail space, and are located in suburban strip or power centers, selected free-standing locations and traditional shopping malls. The typical Right Start store averages about 2,200 square feet of retail space. In addition to freestanding locations, the Debtors have opened approximately 98 Right Start boutiques within the Zany Brainy Stores. Although the vast majority of sales are through retail stores, the Debtors also sell products through catalogues and also online websites. All of the Debtors' store locations are leased from third parties.

        As of the Petition Date, the Debtors' corporate office (including Zany Brainy's support center) is located in an approximately 30,000 square foot facility in King of Prussia, Pennsylvania. The Debtors also had three distribution centers including a 250,000 square foot facility in Swedesboro, New Jersey, a 220,000 square foot facility in Ontario, California and a 169,000 facility in Somerset, New Jersey. Additionally, the Debtors were parties to a short-term lease for approximately 7,000 square feet of space to serve as a warehousing and distribution center in Phillipsburg, New Jersey. The Debtors' have sought authority to reject the lease for the Somerset, New Jersey distribution facility. The Debtors also have smaller support locations in Calabasas, California (The Right Start support center) and New York, New York (the FAO Schwarz support center). The Debtors plan to relocate to smaller facilities or reduce considerably in size both of these locations and such locations will serve as satellite buying offices for the Debtors' ongoing operations. The Debtors have requested court authority to reject these leases as well.

        For the thirty-nine weeks ended November 2, 2002, on a consolidated basis, the Debtors reported net sales of approximately $267 million. As of November 2, 2002, the Debtors' books and records reflect, on a book value basis, assets totaling approximately $257.9 million and liabilities totaling approximately $238 million.

        Since the Petition Date through the date hereof, the Debtors have closed two stores and one temporary store. In addition, the Debtors have obtained court approval to begin store closing sales at 83 of its stores, and to reject the leases for those stores upon conclusion of the sales. Such store-closing sales are underway. In addition, the Debtors are currently executing plans to increase the non-holiday business done in their FAO Schwarz and Zany Brainy stores. Finally, the Debtors have engaged Morgan Joseph & Co., Inc. to raise approximately $30 million in additional equity capital upon completion of the reorganization. For a more complete description of the Debtors' business, see the 10-Q annexed to this Disclosure Statement as Exhibit C.

  3.
  History

        As described below, FAO's business expanded significantly in the last fiscal year through the purchase of substantially all of the assets of Zany Brainy, Inc. ("Zany Brainy"), and certain assets of toy seller F.A.O. Schwarz.

        On September 5, 2001, ZB Company completed the acquisition of substantially all of the assets of the bankruptcy estate of Zany Brainy, including 169 retail stores (and inventory in an additional 18 stores that were closed) in 34 states through the sale of assets and assignments of certain executory contracts and unexpired leases pursuant to section 363 and 365 of the United States Bankruptcy Code.2 In consideration, ZB Company agreed to pay the following: $7.5 million in cash and 1.1 million shares of FAO common stock to the Zany Brainy estate for the benefit of unsecured creditors; $65.8 million (excluding renewed letters of credit) to Zany Brainy's Debtor in Possession lender to be paid at closing from the proceeds of a Loan and Security Agreement that ZB Company obtained (the "ZB Credit Facility"); $1.1 million in bankruptcy-related professional fees of the Zany Brainy estate; $2.1 million paid into an escrow at the closing for Zany Brainy management retention bonuses; and certain other less significant amounts. This price was partially offset by $4.2 million owed by the Zany Brainy estate to certain investors. Additionally, ZB Company assumed certain other liabilities of the Zany Brainy estate of approximately $39.5 million consisting of post-petition trade payables, settlement amounts, other bankruptcy-related professional fees, sales and payroll taxes, accrued salaries and employee benefit obligations and customer gift certificates and merchandise credits. The Zany Brainy asset acquisition was financed with the issuance of common stock and proceeds from the issuance of contingent convertible preferred stock (since converted), contingent convertible notes (since converted) and the ZB Credit Facility.

2
Zany Brainy's chapter 11 bankruptcy case was filed in the United States Bankruptcy Court for the District of Delaware, bearing Case Number 01-1749 (MFW).

        On January 6, 2002, FAO Schwarz completed the acquisition of certain assets (and assumed liabilities of approximately $9.0 million) of KBB Retail Assets Corp (fka F.A.O. Schwarz) ("KBB"), including its 5th Avenue Store in New York and 21 other stores throughout the United States, and the assets of its affiliate, Quality Fulfillment Services, Inc. ("QFS"). The acquisition was funded through the issuance of contingent convertible preferred stock (since converted) and the issuance to KBB of $15.7 million (reduced from its original amount of $18.0 million pursuant to its terms) in aggregate principal amount of FAO Schwarz's 8% Subordinated Notes due 2005.

        As a condition to one of the equity investments used to fund the Zany Brainy asset acquisition, FAO acquired Targoff. Targoff had acquired, in a private foreclosure sale, certain assets including the online business "www.RightStart.com" and the Right Start catalog business. FAO purchased Targoff and its debt for an aggregate price of $4.0 million through the issuance of contingent convertible preferred stock (since converted).

        Right Start was recently formed to hold the leases and operating assets related to the business conducted under The Right Start brand. The transfer was never completed due to the bankruptcy filing although Right Start has entered into a few contracts in anticipation of the transfer.

  4.
  Significant Funded Indebtedness

        As of the Petition Date, the Debtors' primary secured indebtedness stems from obligations arising under a prepetition secured credit facility, dated April 30, 2002, entered into by FAO, FAO Schwarz and ZB Company, as co-borrowers, and the Agent and lenders thereunder (as amended, the "Prepetition Financing Facility"), that permitted borrowings up to an aggregate principal amount of

$127 million. As of the Petition Date, approximately $74 million was outstanding under the Prepetition Financing Facility and there was approximately $21 million in unapplied funds held by the lenders in connection with a Forbearance Agreement (as defined below).

        As of the Petition Date, the Debtors also had secured indebtedness in the aggregate outstanding principal amount of approximately $6.1 million owing to Kayne Anderson Capital Advisors, L.P. and approximately $1.9 million owing to Fortune Twenty-Fifth, Inc. under Amended and Restated Equipment Notes due 2003.

        As of the Petition Date, FAO Schwarz also had secured debt in the aggregate outstanding principal amount of approximately $15.6 million and $1.0 million owing to KBB and $899,900 owing to QFS under 8% Subordinated Notes due 2005.

        As of the Petition Date, ZB Company had secured debt in the aggregate outstanding principal amount of approximately $1.4 million owing to PNC Leasing, LLC under an Equipment Loan Promissory Note due 2004.

        The Debtors had additional secured indebtedness as of the Petition Date in an aggregate principal amount of less than $1.0 million.

        As of the Petition Date, the Debtors estimate that their outstanding obligations to vendors, suppliers and other unsecured creditors aggregated approximately $69 million, including potential damage claims of landlords and other parties to executory contracts and unexpired leases that are expected to be rejected during the chapter 11 cases.

C. Events Leading to the Commencement of the Reorganization Cases.

        In 2002, the Debtors focused on integrating their operations. In particular, the Debtors opened Right Start boutiques in approximately 98 Zany Brainy stores in order to increase the sales per square foot in those stores and even out its revenue stream. In addition, the Debtors eliminated four distribution centers, opened a new distribution center in Ontario, California, reorganized its merchandising functions to separate merchandising from administration, centralized its inventory management, information systems and accounting administration, centralized catalog and internet operations and outsourced fulfillment operations, reduced inventory shrinkage, improved store expense management, implemented sales training, and hired a marketing executive. In addition, the Debtors remerchandised all Zany Brainy stores to include items sought by customers but not previously stocked, including FAOtm plush, car seats, Barbietm and action hero toys.

        However, the past fiscal year also presented the Debtors with several significant challenges that cumulatively resulted in the need to file the Reorganization Cases. The events of September 11, 2001, a weak economic environment, a soft retail market, reduced travel and tourism, and restrained consumer spending at a time when the Debtors were continuing to integrate their FAO, Right Start and Zany Brainy operations, all impacted the Debtors' sales. In particular, certain of the Debtors' store locations did not perform to expectations, affecting the Debtors' overall operations. As a result, the Debtors expect to have suffered a significant loss for fiscal year 2002. In addition to the difficult sales environment, certain restrictions on the Debtors' ability to borrow under the Prepetition Financing Facility as described below have had a serious impact on the Debtors' liquidity and cash flow, leading to the Debtors' bankruptcy filing.

        Prior to the Petition Date, the Debtors obtained cash for operations from cash flow from operations and availability under the Prepetition Financing Facility. The amount the Debtors could borrow under the Prepetition Financing Facility was directly related to the Debtors' inventory level and the applicable monthly inventory advance rate. The Debtors' liquidity during the third quarter of last year was restricted due to the amount by which the Debtors increased inventory levels to prepare for the holiday selling season coupled with the lack of normal vendor terms.

        During the month of November 2002, the Bank implemented additional availability reserves in the amount of $10 million. In November, the Debtors' borrowing base was substantially higher than the maximum loan commitment and therefore the new availability reserves had no adverse effect on the Debtors' ability to borrow fully under the current maximum loan commitment. However, in December 2002, as inventory was sold down, the borrowing base decreased below the maximum commitment, at which point the Debtors' ability to borrow became restricted by these additional reserves.

        In November 2002, the Debtors also entered into a third amendment to the Prepetition Financing Facility which added a covenant limiting the effective advance rate to amounts that decrease on a weekly basis through December 27, 2002 to 35% of eligible inventory. This reduced advance rate was to remain in effect after December 27, 2002, until a new effective advance rate was to be determined by the Bank in connection with the Debtors' business plan for fiscal year 2003.

        As of result of the liquidity problems resulting from the general slump in retail sales, the poor performance of many of the stores acquired from Zany Brainy, and the lack of borrowing availability under the Prepetition Financing Facility, it became apparent to the Debtors that a financial restructuring was imperative.

        As of December 13, 2002, the amount available under the Prepetition Financing Facility was only $1.0 million. Without such restrictions, availability would have been $23.1 million. The Debtors' inability to reduce the outstanding borrowings to the Bank's borrowing limit, or to obtain the Bank's consent to relief from the restrictions could have caused the entire borrowing under the Prepetition Financing Facility to become due and immediately payable, and, absent another funding source, would severely impact the Debtors' ability to continue as a going concern.

        In order to preserve options while efforts were undertaken to restructure or replace the Prepetition Financing Facility, the Debtor and the Bank entered into a Forbearance Agreement dated December 22, 2002 (the "Forbearance Agreement"). The Forbearance Agreement was designed to maintain the status quo as of the date thereof. The Forbearance Agreement expired on January 10, 2003, but was ultimately extended to January 13, 2003.

IV. EVENTS DURING THE REORGANIZATION CASES

        On January 13, 2003 (the "Petition Date"), the Debtors commenced the Reorganization Cases in the Bankruptcy Court. The Debtors continue to operate their businesses and manage their properties as debtors in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

        The following is a brief description of some of the major events during the Reorganization Cases.

A. Appointment of the Creditors' Committee

        On January 21, 2003, the Office of the United States Trustee appointed the Creditors' Committee to represent the interests of unsecured creditors of the Debtors. Since its formation, the Debtors have consulted with the Creditors' Committee concerning the administration of the Reorganization Cases. The Debtors have kept the Creditors' Committee informed about their operations and have sought the concurrence of the Creditors' Committee for actions and transactions taken outside of the ordinary course of the Debtors' business. The Creditors' Committee has participated actively, together with the Debtors' management and professionals, in, among other things, reviewing the Debtors' business plans and operations. The Proponents and their professionals have met with the Creditors' Committee and its professionals on numerous occasions in connection with the negotiation of the Plan. As of the date of filing of this Disclosure Statement, negotiations with the Creditors' Committee are continuing.

        The members of, and the attorneys and advisors retained by, the Creditors' Committee are as follows:

Members of Creditors' Committee

James E. Brown Fisher-Price, Inc. 636 Girard Avenue East Aurora, NY 14052	Ronald M. Tucker Simon Property Group, L.P. 115 W. Washington Street Indianapolis, IN 46204
Ronald Isles Coyle Reproductions, Inc. 14600 Alondra Blvd. La Mirada, CA 90638	Larry Diamant R.R. Donnelley & Sons 77 West Wacker Drive Chicago, IL 60601
Raymond Luciano Lego Systems, Inc. 555 Taylor Road Enfield, CT 06083	Ralph Deletto Midland Paper Company 101 E. Palatine Road Wheeling, IL 60090
Deborah Robinson Plastwood Corporation 2130 Adams Avenue San Leandro, CA 94577

Counsel to Creditors' Committee

TRAUB, BONACQUIST & FOX LLP
655 3rd Street
New York, NY 10017
Attn: Paul Traub, Esq.

        and

MORRIS, NICHOLS ARSHT & TUNNELL
1201 N. Market Street
P.O. Box 1347
Wilmington, DE 19899-1347 Attn. Robert J. Dehney, Esq.

B. Stabilization of Business

        During the initial stages of the Reorganization Cases, the Debtors devoted their attention to stabilizing their operations and re-establishing a free flow of merchandise to their stores. The first step in this process was obtaining court approval of the use of cash collateral pursuant to an agreement with the Banks, thereby restoring vendor confidence in the Debtors' ability to pay for merchandise and insuring that they have sufficient capital resources to operate during their Reorganization Cases. The Debtors have worked with the Creditors' Committee and certain critical vendors to obtain payment terms that would permit continued operations by the Debtors. In addition, the Debtors have begun discussions with the Creditors' Committee and certain vendors who typically accept returns of merchandise to arrange for merchandise returns and guarantees of ongoing trade credit under section 546(g)* of the Bankruptcy Code. To further stabilize employee relations, the Debtors are seeking court approval of key employee and executive retention programs and severance programs. These programs will help ensure that the employees and executives most important to the Debtors' successful reorganization are more incentivized to remain employed with the Debtors and properly motivated to fulfill their responsibilities and to ensure morale among remaining employees stays as high as possible.

  1.
  First-Day Orders

        On the Petition Date, the Debtors obtained authority to take a broad range of actions, including the payment of certain prepetition Claims and to promote a "business as usual" atmosphere with customers and employees. Specifically, the Debtors obtained authority to pay prepetition employee wages and benefits, and honor customer refunds, returns, and other obligations in the ordinary course of the Debtors' businesses. This relief was essential to minimize disruptions to the Debtors' businesses as a result of the commencement of the Reorganization Cases. Additionally, other first day orders were obtained to authorize joint administration of the Debtors' estates, employment of a noticing agent, payment of prepetition obligations of customs duties and broker's fees, adequate assurance of future payments to utility companies, continued use of cash management systems, payment of prepetition sales and use taxes and continuation of insurance matters.

  2.
  Use of Cash Collateral

        In connection with the commencement of their Reorganization Cases, the Debtors determined that they would need authority to use cash collateral to ensure sufficient cash flow to meet their ongoing operating expenses. On January 14, 2003, the Debtors obtained Bankruptcy Court approval of use of cash collateral on an interim basis. On or about January 30, 2003, the Bankruptcy Court entered an order approving the use of cash collateral on a continuing basis (the "Cash Collateral Agreement") through April 4, 2003.

C. Vendor Relations

        Since the Petition Date, the Debtors have attempted to maintain and improve their relationships with vendors to (i) ensure an uninterrupted supply of goods for their retail stores and (ii) rebuild and maintain sufficient levels of trade credit. These efforts largely were made informally through business contacts and have continued throughout these Reorganization Cases. Through the date of filing of this Disclosure Statement trade vendors generally have been supportive of the Debtors.

D. Real Property Matters

  1.
  Store Closings and GOB Sales

        Prior to the Petition Date, the Debtors extensively reviewed the performance of all of their retail store locations, including a review of the profitability of each store on a stand-alone basis. In certain instances, even when a particular store was profitable on a stand-alone basis, the Debtors considered other factors, such as whether the store provided an adequate return on investment capital or whether the store location was in a "growth" area, before making a decision regarding whether to maintain or close the store. As a result of this review process, the Debtors identified approximately 80 underperforming and/or unprofitable stores that the Debtors determined should be closed as part of the Debtors' overall business strategy for increasing profitability. The Debtors determined that conducting store closing or going out of business sales ("GOB Sales") at these stores prior to their closing would provide the best opportunity for maximizing the value of the inventory located within these stores. To assist in the process of closing these stores, the Debtors entered into an agreement with The Ozer Group LLC, The Great American Group LLC, and Gordon Brother Retail Partners LLC (collectively, the "GOB Consultant").

        On January 23, 2003, the Bankruptcy Court entered an order inter alia authorizing the assumption of the agreement with the GOB Consultant and the retention of the GOB Consultant in the Reorganization Cases, authorizing the Debtors to conduct GOB Sales at the requested store locations, and authorizing lease rejection procedures in regard to the stores being closed.

  2.
  Real Property Leases

        In connection with the closing of the Debtors' stores, the Debtors negotiated and litigated with landlords regarding the rights and obligations of the Debtors under their leases. Further, during the Reorganization Cases, and in the ordinary course of their businesses, the Debtors have sought to amend certain terms of some of their Real Property Leases. These amendments involve concessions from landlords (rent, common area maintenance charges and real estate taxes), modifications to the term of certain store leases, and other minor or technical modifications. In addition to the leases rejected in conjunction with the store closings, the Debtors also rejected certain other real property leases as well, including leases of certain office space used by the Debtors in California and New York. The statutory deadline for determining whether to assume or reject their Real Property Leases currently expires on March 14, 2003. The Debtors anticipate that they will request that the Bankruptcy Court extend such deadline through Confirmation of the Plan.

E. Litigation Matters

  1.
  Litigation Arising from Acquisition of Assets of Zany Brainy, Inc.

        FAO and ZB Company, along with Zany Brainy, Inc. ("Plaintiffs") filed a First Amended Complaint against Ingram Book Company ("Ingram") in the United States Bankruptcy Court, District of Delaware (Adv. No. 02-4754 associated with the Chapter 11 case of Zany Brainy, Inc., Case No. 01-1749 (MFW)). In the Complaint the Plaintiffs are seeking damages against Ingram for Ingram's alleged failure to honor the terms of an agreement made under section 546(g)* of the Bankruptcy Code requiring Ingram to provide a continuous supply of books and related items for the duration of the agreement and provide revolving trade credit terms. To induce Ingram to enter into this agreement, Plaintiffs were required to return products to Ingram for credit against Ingram's prepetition claims. Plaintiffs allege that the book returns amounted to approximately $1.5 million and that Ingram is obligated to repay this amount according to the terms of the agreement. The Complaint further alleges that Ingram, after receiving the book returns, refused to sell product to Plaintiffs on any terms, whether cash or otherwise in further violation of the agreement and that Ingram's actions caused substantial damages to Plaintiffs. The Complaint includes claims based on breach of contract, breach of the implied covenant of good faith and fair dealing, promissory estoppel and fraud. Plaintiffs seek an award of damages according to proof at trial together with punitive damages. The Debtors believe this lawsuit is a very valuable asset.

        A lease between Zany Brainy, Inc. and Carousel Center Company, LP was assigned to ZB Company. The lessor filed a motion seeking allowance and payment of back taxes and related charges allegedly due under the lease. Upon investigation, ZB Company determined that it, along with Zany Brainy, Inc., had overpaid taxes and therefore the landlord was indebted to ZB Company (as successor in interest to the rights of Zany Brainy, Inc.) for at least $458,000. The hearing on the landlord's motion has been continued due to the filing of the Reorganization Cases and the automatic stay. Additionally, to recover the overpayments, the Debtors must initiate an adversary proceeding against the landlord. Although no adversary proceeding has been filed as yet, the Debtors plan to file such a proceeding in the near future.

        These claims, if successfully prosecuted may result in substantial additional funds for the Debtors. The projections do not take into account any potential recoveries from the above litigation.

F. Employee Matters

  1.
  Employee and Executive Retention Programs

        By orders dated            , 2003 and            , 2003 (the "Employee Retention Orders"), the Bankruptcy Court authorized the Debtors to implement certain retention and severance program for its key employees.

        Pursuant to the Employee Retention Orders, the Debtors obtained Bankruptcy Court approval to keep in place a severance plan that gives the Debtors interim discretion to make payments to certain employees upon their termination for reasons other than cause. The Debtors are seeking additional authority to pay up to a total of approximately $1.2 million for severance of store, distribution center, and executive employees. Further, in conjunction with the Employee Retention Orders, the Debtors propose to pay retention bonuses totaling $1,650,000 to 15 senior management level employees. Additionally, the Debtors propose to pay retention bonuses to certain of their lower management level employees in a total amount not to exceed $350,000.

G. Claims Process and Bar Date

  1.
  Schedules and Statements

        On            , 2003, the Debtors Filed their respective schedules of assets and liabilities and statements of financial affairs with the Bankruptcy Court.

  2.
  Bar Date Order

        On            , 2003, the Bankruptcy Court entered the Bar Date Order, which established            , 2003 as the date by which, with certain exceptions, all creditors were to file proofs of claim or be barred from asserting any Claim against or Interest in the Debtors and voting upon or receiving distributions under a confirmed plan of reorganization of the Debtors. Certain creditors (essentially (a) entities holding Claims that were not scheduled by the Debtors as disputed, contingent, or unliquidated and (b) entities holding Claims that were previously Allowed by, or paid pursuant to, an order of the Bankruptcy Court were not required to file proofs of claim. In addition, the Bar Date Order provided that, to the extent the Debtors reject an unexpired lease or executory contract, proofs of claim for any Claims arising out of such rejection must be Filed no later than 30 days after the date of such rejection.

  3.
  Claims Objections

        The Debtors have begun the process of analyzing reviewing the Claims that have been Filed with the Bankruptcy Court to identify disputed Claims. The Debtors will File objections to disputed Claims with the Bankruptcy Court.

H. Negotiation of the Plan of Reorganization

  1.
  Negotiations with the Creditors' Committee and Other Creditor Groups

        On January 31, 2003, the Proponents Filed their proposed joint plan of reorganization (the "Plan"). The Plan is the product of negotiations and discussions among the Debtors, the Creditors' Committee, and various other creditors that are continuing. These negotiations pertain to, among other matters, the classification and treatment of Claims and Interests; the compromise and settlement of disputes regarding the nature and amount of certain Claims and Interests; the amount of Cash to be distributed on account of Allowed Claims and Allowed Interests; and certain other issues. The Proponents expect that they may need to amend the Plan to reflect the final product of these negotiations at a later date.

  2.
  Exclusive Periods

        Pursuant to section 1121 of the Bankruptcy Code, (a) only the debtor may file a plan of reorganization during the 120-day period following the commencement of a chapter 11 case (the "Exclusive Filing Period"); and (b) if the debtor files a plan of reorganization during the Exclusive Filing Period, only the debtor may solicit acceptances of such plan of reorganization, and no other party may file a competing plan of reorganization, during the 180-day period following the commencement of a chapter 11 case (the "Exclusive Solicitation Period"). On request of a party in interest, the Bankruptcy Court, for cause, may extend, shorten or terminate the Exclusive Filing Period and/or the Exclusive Solicitation Period. The Exclusive Filing Period in this case initially was to expire on March 13, 2003. The Debtors filed the Plan prior to the expiration of such Exclusive Filing Period.

V. THE PLAN OF REORGANIZATION

        The primary objectives of the Plan are to: (a) alter the Debtors' debt and capital structures to permit them to emerge from their Reorganization Cases as viable entities, (b) maximize the value of the ultimate recoveries to all creditor and equity holder groups on a fair and equitable basis, and (c) settle, compromise or otherwise dispose of certain Claims and Interests on terms that the Debtors believe to be fair and reasonable and in the best interests of their respective estates, creditors and equity holders. The Plan provides for, among other things: (i) the settlement of certain indebtedness in exchange for Cash, (ii) the discharge of Claims, (iii) issuance of additional Interests as part of the New Equity Financing, (iv) compromise and settlement of certain contingent Claims and exchange of mutual releases among the Debtors, the Entities and holders of Claims and Interests, and (v) assumption, or rejection, as appropriate, of executory contracts and unexpired leases to which any Debtor is a party.

        The Proponents believe that (a) through the Plan, holders of Allowed Claims and Allowed Interests will obtain a substantially greater recovery from the estates of the Debtors than the recovery they would receive if the assets of the Debtors were liquidated under chapter 7 of the Bankruptcy Code, and (b) the Plan will afford the Debtors the opportunity and ability to continue in business as a viable going concern, be a source of continuing business to and profits for vendors and preserve ongoing employment for the Debtors' employees. The Plan is annexed hereto as Exhibit A and forms part of this Disclosure Statement. The summary of the Plan set forth in this Disclosure Statement is qualified in its entirety by reference to the more detailed provisions of the Plan.

A. Classification and Treatment of Claims and Interests

        The Plan classifies Claims and Interests separately and provides different treatment for different Classes of Claims and Interests in accordance with the Bankruptcy Code. As described more fully below, the Plan provides, separately for each Class, that holders of certain Claims and Interests will receive types of consideration based on the different rights of the holders of Claims and Interests in each Class.

        Procedures for the distribution of Cash pursuant to the Plan, including matters that are expected to affect the timing of the receipt of distributions by holders of Claims or Interests in certain Classes and that could affect the amount of distributions ultimately received by such holders, are described in Sections V.B.,C. and D., "The Plan of Reorganization—Method of Distributions under the Plan, Timing of Distributions under the Plan and Provisions for Treatment of Disputed Claims and Interests."

        In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims (including Fee Claims), and Priority Tax Claims have not been classified.

  1.
  Fee Claims

        Fee Claims are Administrative Claims under section 330(a), 331, 503, or 1103 of the Bankruptcy Code for compensation of Professionals or other entities for professional services rendered or expenses incurred in the Reorganization Cases on or prior to the Effective Date (including expenses of the members of the Creditors' Committee incurred as members of the Creditors' Committee in discharge of their duties as such). All payments to Professionals for Fee Claims will be made in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules and the Bankruptcy Court relating to the payment of interim and final compensation for services rendered and reimbursement of expenses. The aggregate amount of compensation for services rendered and reimbursement of expenses incurred by Professionals (including professionals employed by the Debtors and the Creditors' Committee), through the Effective Date of the Plan is estimated to be $4 million. The Bankruptcy Court will review and determine all applications for compensation for services rendered and reimbursement of expenses.

        Pursuant to the Plan, Professionals or other entities asserting Fee Claims must File and serve on the Proponents and such other entities who are designated by the Bankruptcy Rules, the Confirmation Order, or other order of the Bankruptcy Court, an application for final allowance of such Fee Claim no later than 60 days after the Effective Date; provided, however, that any Professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date, without further Bankruptcy Court review or approval. Holders of Fee Claims that are required to File and serve applications for final allowance of their Fee Claims and that do not File and serve such applications by the required deadline shall be forever barred from asserting such Claims against the Debtors, the Reorganized Debtors, or their respective property and such Fee Claims shall be deemed discharged as of the Effective Date. Objections to any Fee Claim must be Filed and served on the Proponents and the requesting party by 120 days after the Effective Date. To the extent necessary, entry of the Confirmation Order shall amend and supersede any previously entered order of the Bankruptcy Court, including the Fee Order, regarding the payment of Allowed Fee Claims for services and costs incurred subsequent to the Effective Date. From and after the Effective Date, no professional shall be entitled to compensation for post-Effective Date services rendered unless specifically agreed by the Reorganized Debtors. Post-Effective Date fees and costs may be paid by the Reorganized Debtors without further Order of the Court.

  2.
  Other Administrative Claims

        Administrative Claims are Claims for costs and expenses of administration of the Reorganization Cases Allowed under section 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code. Such Claims include: (a) any actual and necessary costs and expenses incurred after the Petition Date of preserving the Debtors' estates and operating the businesses of the Debtors (such as wages, salaries, commissions for services, and payments for inventories, leased equipment, and premises), and Claims of governmental units for taxes (including tax audit Claims related to tax years commencing after the Petition Date, but excluding Claims relating to tax periods, or portions thereof, ending on or before the Petition Date); (b) compensation for legal, financial, advisory, accounting, and other services and reimbursement of expenses Allowed by the Bankruptcy Court under sections 330, 331 or 503(b) of the Bankruptcy Code to the extent incurred prior to the Effective Date; (c) all fees and charges assessed against the Debtors' estates under section 1930, chapter 123 of title 28, United States Code; and (d) Claims under the Cash Collateral Order.

        Except with respect to Administrative Claims that are Fee Claims, and Claims under the Cash Collateral Order, pursuant to the Plan and unless otherwise agreed, each holder of an Allowed Administrative Claim will receive, in full satisfaction of its Claim, Cash in an amount equal to such Administrative Claim on the later of the Effective Date and the date such Administrative Claim becomes an Allowed Administrative Claim, or as soon thereafter as is practicable; provided, however, that Allowed Administrative Claims representing liabilities incurred in the ordinary course of business by the Debtors shall be paid and performed by the Reorganized Debtors in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to, such transactions, and the holders of such Claims shall not be required to File or serve any request for payment of such Claims.

        On the Effective Date, Administrative Claims under or evidenced by the Cash Collateral Agreement shall be paid in Cash equal to the full amount of such Administrative Claims from the proceeds of the Exit Financing Facility. See Section VI.E, "Confirmation and Consummation Procedure—Exit Financing Facility." Except as set forth in the Plan, all holders of Administrative Claims shall be required to File and serve requests for payment of their Administrative Claims

  3.
  Class 1—Priority Claims

        Class 1 Claims are Claims (other than an Administrative Claim or Priority Tax Claim) that are entitled to priority in payment pursuant to section 507(a) of the Bankruptcy Code.

        Class 1 is unimpaired by the Plan. Each holder of an Allowed Priority Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

        Unless otherwise agreed, each holder of an Allowed Priority Claim that has not been paid in full prior to the Effective Date in accordance with a prior order of the Bankruptcy Court shall receive Cash in an amount equal to such Allowed Priority Claim on the later of the Effective Date and the date such Claim becomes an Allowed Priority Claim.

  4.
  Class 2—Secured Claims

        Class 2 Claims are Claims (other than the Secured Bank Claims, Kayne Anderson Secured Claim, KBB Subordinated Note Claim, or PNC Secured Claim) that are secured by a lien on property in which an estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder's interest in the applicable estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or, in the case of the setoff, pursuant to section 553 of the Bankruptcy Code.

        Class 2 Claims are not impaired under the Plan. Each holder of an Allowed Secured Claim is not entitled to vote to accept or reject the Plan and is conclusively presumed to accept the Plan.

        At the Debtors' sole option, on the Effective Date (a) the Plan may leave unaltered the legal, equitable and contractual rights of the holder of an Allowed Secured Claim; or (b) notwithstanding any contractual provision or applicable law that entitles the holder of an Allowed Secured Claim to demand or receive accelerated payment from the Debtors after the occurrence of a default, the Debtors may cure any such default, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code, reinstate the maturity of such Claim as such maturity existed before such default, compensate the holder of such Claim for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law, and otherwise leave unaltered the legal, equitable or contractual rights to which such Claim entitles the holder, all pursuant to section 1124 of the Bankruptcy Code; or (c) the Debtors may pay Cash in an amount equal to such Allowed Secured Claim, including any interest on such Allowed Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, thereby satisfying such Allowed Secured Claim; or (d) the

Debtors may deliver to the holder of an Allowed Secured Claim the property securing such Claim, in which event, the value of such holder's interest in such property shall be determined (i) by agreement of the Debtors and the holder of such Allowed Secured Claim or (ii) if they do not agree, by the Bankruptcy Court; or the Debtors may pay an Allowed Secured Claim in such manner as may be agreed to by the holder of such Claim, thereby satisfying such Allowed Secured Claim. The Debtors will be deemed to have elected option (a) with respect to Allowed Secured Claims, unless the Debtors elect any other option in a Filed certification prior to the conclusion of the Confirmation Hearing.

        Each Secured Claim shall be deemed to be separately classified in a subclass of Secured Claims and shall have all rights associated with separate classification under the Bankruptcy Code.

  5.
  Class 3—Secured Bank Claims

        Class 3 consists of the Secured Claims of the Banks against the Debtors under the Prepetition Financing Facility.

        Class 3 is unimpaired under the Plan. Each holder of an Allowed Secured Bank Claim is not entitled to vote to accept or reject the Plan, and is deemed to accept the Plan.

        On the Effective Date, each holder of an Allowed Secured Bank Claim shall be paid in Cash in full the Allowed amount of such Claim.

  6.
  Class 4—Kayne Anderson Secured Claims

        Class 4 consists of the Secured Claim of Kayne Anderson as Agent pursuant to the Equipment Notes.

        Class 4 is impaired under the Plan. The holder of the Allowed Kayne Anderson Secured Claim is entitled to vote to accept or reject the Plan.

        On the Effective Date, the holder of the Kayne Anderson Secured Claim shall receive the New Kayne Anderson Equipment Note in the amount of $4.0 million. Interest on the New Kayne Anderson Equipment Note shall accrue and not be paid until the maturity date of the note. The New Kayne Anderson Equipment Note shall be due and payable in full on January 2, 2004. The balance of the Allowed Kayne Anderson Secured Claim shall be converted into a pro rata share of the Exit Equity at the same per share price to be paid by all other investors in the Exit Equity.

  7.
  Class 5—KBB Subordinated Note Claims

        Class 5 consists of the Secured Claim of KBB under the Subordinated Notes.

        Class 5 is impaired under the Plan. Class 5 is entitled to vote to accept or reject the Plan.

        On the Effective Date, KBB shall be issued the New KBB Subordinated Note in the principal amount of $10.44 million, which New KBB Subordinated Note shall be payable in three installments on December 31, 2006, December 31, 2007, and December 31, 2008. The New KBB Subordinated Note shall be secured by the assets of FAO Schwarz, and shall be subordinated to any liens granted pursuant to the Exit Financing Facility or any subsequent replacement financing facility, and any senior liens permitted under the terms of the Exit Financing Facility. The holder of the KBB Subordinated Note Claim shall also receive the New KBB Guaranty from FAO. The New KBB Guaranty shall guaranty the New KBB Subordinated Notes and be secured by the same assets that secured the KBB Guaranty.

  8.
  Class 6—PNC Secured Claim

        Class 6 consists of the Secured Claim of PNC against ZB Company pursuant to the PNC Loan Agreement.

        Class 6 is unimpaired under the Plan. The holder of the Allowed PNC Secured Claim is not entitled to vote to accept or reject the Plan, and is deemed to accept the Plan

        On the Effective Date, the Allowed PNC Secured Claim shall be cured and reinstated and rendered unimpaired in accordance with section 1124 of the Bankruptcy Code and shall receive payments in accordance with the PNC Loan Agreement.

  9.
  Class 7—Administrative Convenience Class of Unsecured Claims

        Class 7 consists of all Unsecured Claims against the Debtors or any of the them other than Administrative Claims, Priority Tax Claims and Priority Claims in Class 1, that are less than or reduced to $100.

        Class 7 is not impaired under the Plan. Each holder of an Allowed Class 7 Claim is conclusively presumed to accept the Plan and is not entitled to vote to accept or reject the Plan.

        On the Effective Date, all Allowed Claims in Class 7 shall be paid in Cash in full up to $100 (the "Convenience Claim Threshold"). Holders of Class 7 Allowed General Unsecured Claims in an amount in excess of the Convenience Claim Threshold may elect to reduce such Claim to the Convenience Claim Threshold and be treated as a Class 7 Administrative Convenience Claim by marking the appropriate box on the Ballot

  10.
  Class 8—General Unsecured Claims

        Class 8 consists of all Unsecured Claims against the Debtors or any of them other than Administrative Claims, Priority Tax Claims, Priority Claims and Administrative Convenience Unsecured Claims in Class 7. Class 8 Claims generally consist of the Claims of trade creditors and customers for products and services provided to and by the Debtors prior to the filing of the Reorganization Cases, Claims of employees in excess of their Priority Claims and other contract Claims and damage Claims, including Claims, if any, for damages arising from the rejection of executory contracts and unexpired leases subsequent to the filing of the Reorganization Cases.

        Class 8 is impaired under the Plan. Each holder of an Allowed Class 8 Claim is entitled to vote to accept or reject the Plan.

        Holders of Allowed Class 8 Claims may elect treatment under either Option A or Option B, as follows:

          Option A.    Holders of Allowed Class 8 Claims who elect treatment under Option A shall receive Cash payments representing 35% of the Allowed amount of such Claim, payable as follows: 4% on the Effective Date or as soon thereafter as is practicable, 12% on December 31, 2003, 13% on December 31, 2004, and 6% on December 31, 2005.

          Option B.    Holders of Allowed Class 8 Claims who elect treatment under Option B shall receive Cash payments representing 20% of the Allowed amount of such Claim, payable as follows: 5% on the Effective Date or as soon thereafter as is practicable, and 15% on December 31, 2003.

        Holders of Allowed Class 8 Claims shall make the Option A or Option B election by marking the appropriate box on the Ballot. Holders who fail to make an election shall be treated under Option A or Option B in the Reorganized Debtors' sole discretion.

  11.
  Class 9—Intercompany Claims

        Class 9 consists of All Claims of any of the Debtors against each other.

        Class 9 is not impaired by the Plan. Each holder of an Allowed Intercompany Claim is not entitled to vote to accept or reject the Plan and is deemed to accept the Plan.

        On the Effective Date, the Intercompany Claims shall be unaltered as to their legal, equitable and contractual rights and shall remain on the books and records of each respective Reorganized Debtor as if the Reorganization Cases had not occurred, or, at the option of the Proponents, may be discharged and satisfied by contributions, distributions or otherwise as determined by the Proponents

  12.
  Class 10—FAO Stock Interests

        Class 10 consists of the Interests of Holders of FAO Stock.

        Class 10 FAO Stock Interests are impaired by the Plan. Each holder of an Allowed FAO Stock Interest is entitled to vote to accept or reject the Plan.

        On the Effective Date, all holders of FAO Stock Interests shall retain such Interests under the Plan. However, the bylaws, certificates of incorporation and other organizational documents of the Reorganized Debtors shall be amended and restated as of the Effective Date to the extent necessary with the Bankruptcy Code prohibitions against issuance of non-voting securities, to allow sufficient common stock of FAO to permit issuance of the Exit Equity and to effectuate a reverse stock split, and such other provisions as are necessary to effectuate the Plan.

  13.
  Class 11—FAO Schwarz Stock Interests

        Class 11 consists of the Interests of Holders of FAO Schwarz Stock.

        Class 11-FAO Schwarz Stock Interests are not impaired by the Plan. Each holder of an Allowed FAO Schwarz Stock Interest is not entitled to vote to accept or reject the Plan and is deemed to accept the Plan.

        On the Effective Date, Reorganized FAO shall retain all the FAO Schwarz Interests under the Plan

  14.
  Class 12—ZB Company Stock Interests

        Class 12 consists of the Interests of Holders of ZB Company Stock.

        Class 12-ZB Company Stock Interests are not impaired by the Plan. Each holder of an Allowed ZB Company Stock Interest is not entitled to vote to accept or reject the Plan and is deemed to accept the Plan.

        On the Effective Date, Reorganized FAO shall retain all the ZB Company Interests under the Plan

  15.
  Class 13—Right Start Stock Interests

        Class 13 consists of the Interests of Holders of Right Start Stock.

        Class 13-Right Start Stock Interests are not impaired by the Plan. Each holder of an Allowed Right Start Stock Interest is not entitled to vote to accept or reject the Plan and is deemed to accept the Plan.

        On the Effective Date, Reorganized FAO shall retain all the Right Start Interests under the Plan.

  16.
  Class 14—Targoff Interests

        Class 14 consists of the holders of Interests in Targoff.

        Class 14-Targoff Interests are not impaired by the Plan. Each holder of an Allowed Targoff Interest is not entitled to vote to accept or reject the Plan and is deemed to accept the Plan.

        On the Effective Date, Reorganized FAO shall retain all the Targoff Interests under the Plan.

B. Method of Distributions Under the Plan

        Subject to Bankruptcy Rule 9019 and except as described below with respect to the distributions on account of Bank Claims, all distributions under the Plan shall be made by the Disbursing Agent to the holder, as of the Confirmation Date, of each Allowed Claim at the address of such holder as listed on the Schedules, and to the holder, as of the Confirmation Date, of each Allowed Interest at the address of such holder as listed in the transfer ledger of FAO unless the Debtors or the Reorganized Debtors have been notified in writing of a change of address, including, without limitation, by filing a proof of claim or interest by such holder that provides an address for such holder different from the address reflected on the Schedules (for holders of Allowed Claims) or on the transfer ledger as of the Confirmation Date (for holders of Allowed Interests). Nothing contained in the Plan or this Disclosure Statement will require any Debtor, Reorganized Debtor, or Disbursing Agent to attempt to locate any holder of an Allowed Claim or Allowed Interest.

        As at the close of business on the Confirmation Date, the respective transfer registers for Interests, as maintained by the Debtors, will be closed. The Disbursing Agent will have no obligation to recognize the transfer of, or the sale of any participation in, any Allowed Interest that occurs after the close of business on the Confirmation Date, and will be entitled for all purposes herein to recognize and distribute only to those holders of Allowed Interests who are holders of such Interests, or participants therein, as of the close of business on the Confirmation Date. The Disbursing Agent and the Reorganized Debtors shall instead be entitled to recognize and deal for all purposes under the Plan (except as to voting to accept or reject the Plan pursuant to Section 6.01 of the Plan) with only those record holders stated on the official claims register (for Claims) and official transfer ledgers (for Interests) as of the close of business on the Confirmation Date.

        Any payment made pursuant to the Plan will be in Cash by checks drawn on a domestic bank, or by wire transfer from a domestic bank, in each case at the option of the Disbursing Agent. In the case of foreign holders of Allowed Claims or Allowed Interests, payments of Cash may be made, at the option of the Disbursing Agent, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction. Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day.

        Any distributions under the Plan that are unclaimed or undeliverable for a period of one year after distribution thereof shall be revested in the Reorganized Debtors, free of any restrictions thereon, and any entitlement of any holder of any Claim or Interest to such distributions shall be extinguished and forever barred.

        To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for federal income tax purposes, be allocated to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.

        Pursuant to the Plan, the Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim or Allowed Interest and the distributions to be made pursuant to the Plan on account of such Claim or Interest (before any distribution is made on account of such Claim) the claims, rights, and Causes of Action of any nature that the applicable Debtor or Reorganized Debtor may hold against the holder of such Allowed Claim or Allowed Interest. With respect to any claim, right, or cause of action of any Debtor that arose prior to the Petition Date, to the extent that a Reorganized Debtor fails to effect a setoff with a holder of an Allowed Claim or Allowed Interest and seeks to collect on such claim, right, or cause of action from such holder after a distribution to such holder pursuant to the Plan on account of its Claim or Interest, the applicable Reorganized Debtor's recovery on its claim against such holder will be limited to an amount that does not exceed the amount that would have been recovered had such claim, right, or cause of action against the holder been set off against the holder's Allowed Claim or Allowed Interest prior to any distribution pursuant to the Plan to the holder on account of such Allowed Claim or Allowed Interest.

C. Timing of Distributions Under the Plan

  1.
  Distributions on the Effective Date

        Payments and distributions to holders of Allowed Claims and Allowed Interests shall be made on the later of the Effective Date and the date such Claims or Interests become Allowed Claims or Allowed Interests, or as soon thereafter as is practicable. For the timing of the Effective Date, see Section V.H., "The Plan of Reorganization—Confirmation and Effectiveness of the Plan."

  2.
  Disbursing Agent

        The Reorganized Debtors will act as the Disbursing Agent to fulfill their obligations under the Plan with respect to distributions to holders of all Allowed Claims and Interests, including, without limitation, holding all reserves and accounts pursuant to the Plan, including the Disputed Claims Reserves and Disputed Interests Reserve.

D. Provisions for Treatment of Disputed Claims and Interests

  1.
  Objections, Settlement and Estimation of Disputed Claims

        The Reorganized Debtors shall have the authority to compromise, settle, otherwise resolve or withdraw any objections to Claims. Prior to the Effective Date, certain settlements and compromises may require Bankruptcy Court approval. After the Effective Date no Bankruptcy Court approval will be necessary.

        Objections to Claims and Interests shall be filed with the Bankruptcy Court and served upon the applicable holders of the Claims or Interests to which objections are made not later than 180 days after the Confirmation Date or such later date as the Bankruptcy Court may order.

E. Substantive Consolidation of the Debtors for Plan Purposes

        Entry of the Confirmation Order shall constitute the approval, pursuant to Section 105(a) of the Bankruptcy Code, effective as of the Effective Date, of the substantive consolidation of the Reorganization Cases for all purposes related to the Plan, including without limitation, for purposes of voting, confirmation, and distribution. Pursuant to such order (i) all assets and liabilities of each of the Debtors shall be deemed merged or treated as though they were merged into and with the assets and liabilities of FAO, (ii) no distributions shall be made under the Plan on account of intercompany claims among the Debtors, and (iii) each and every Claim Filed or to be Filed in the Reorganization Case of any Debtor shall be deemed Filed against the consolidated Debtors, and shall be deemed one Claim against and obligation of the consolidated Debtors and Reorganized Debtors. Such substantive consolidation shall not (other than for purposes related to the Plan) (i) affect the separate legal and corporate existence of the Reorganized Debtors or Stock Interests of the Debtors, or (ii) make the Reorganized Debtors liable for post-Effective Date obligations except for payment by the particular Reorganized Debtor of the obligations incurred by such Reorganized Debtor subsequent to the Effective Date.

F. Treatment of Executory Contracts and Unexpired Leases

        The Bankruptcy Code grants the Debtors the power, subject to the approval of the Bankruptcy Court, to assume, assume and assign, or reject executory contracts and unexpired leases. If an executory contract or unexpired lease is rejected, the other party to the agreement may file a claim for damages incurred by reason of the rejection. In the case of rejection of leases of real property, such damage claims are subject to certain limitations imposed by the Bankruptcy Code.

        Except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document entered into pursuant to the Plan, pursuant to sections 365 and 1123(b) of the Bankruptcy Code, all Real Property Unexpired Leases that exist between the Debtors and any person shall be deemed rejected by the Reorganized Debtors as of the Effective Date, except (1) for any Real Property Unexpired Lease (a) which has been assumed pursuant to an order of the Bankruptcy Court entered prior to the Confirmation Date, (b) which has been rejected pursuant to an order of the

Bankruptcy Court entered before the Confirmation Date, or (c) which has been terminated by the Debtor pursuant to the terms thereof or by an agreement between the Debtor and such person; (d) as to which a motion for approval of the rejection of such Real Property Unexpired Lease has been Filed and served prior to the Confirmation Date; and (2) as otherwise set forth in Schedule 7.01(a) to the Plan as being Real Property Unexpired Leases to be assumed, which Schedule shall be Filed and served fourteen days prior to the Confirmation Date. The Debtors shall serve written notice on each non-Debtor party whose Real Property Executory Contract or Unexpired Lease the Debtors intend to assume and have included in Schedule 7.01(a) as set forth above. At the same time, the Debtors shall serve written notice of the cure amount, if any, on each non-Debtor party whose Real Property Executory Contract or Unexpired Lease the Debtors intend to assume pursuant to the Plan.

        Real Property Unexpired Leases mean unexpired leases relating to a Debtor's interest in real property, and any executory contracts and unexpired leases appurtenant thereto, and including any modifications, amendments, supplements, restatements, or other agreements made, directly or indirectly, by any agreement, instrument, or other document that in any manner affects such contract or lease, irrespective of whether such agreement, instrument, or other document is listed on Schedule 7.01(a).

        Except as otherwise provided in the Plan (including Section 7.03 of the Plan) or in any contract, instrument, release, or other agreement or document entered into pursuant to the Plan, pursuant to sections 365 and 1123(b) of the Bankruptcy Code, all Non-Real Property Executory Contracts and Unexpired Leases that exist between the Debtors and any person shall be deemed rejected as of the Effective Date, except for any Non-Real Property Executory Contract or Unexpired Lease (a) which has been rejected pursuant to an order of the Bankruptcy Court entered prior to the Confirmation Date, (b) which has been assumed pursuant to an order of the Bankruptcy Court entered before the Confirmation Date, (c) which has been terminated by the Debtor pursuant to the terms thereof or by an agreement between the Debtor and such person; (d) as to which a motion for approval of the assumption of such executory contract or unexpired lease has been Filed and served prior to the Confirmation Date, or (e) which is set forth in Schedule 7.01(c) to be assumed, which Schedule shall Filed with the Court prior to the Confirmation Date. The Debtors shall serve written notice on each non-Debtor party whose Non-Real Property Unexpired Lease the Debtors intend to assume and have included in Schedule 7.01(c) as set forth above, together with the cure amount, if any.

        Pursuant to the Plan, the Debtors or Reorganized Debtors reserve the right, at any time prior to the Confirmation Date, to amend Schedule 7.01(a) and/or Schedule 7.01(c) to delete any Real Property Unexpired Lease or any Non-Real Property Executory Contract or Unexpired Lease therefrom or add any Real Property Unexpired Lease or any Non-Real Property Unexpired Lease, respectively, thereto, in which event such Real Property Unexpired Lease(s) or such Non-Real Property Executory Contract(s) or Unexpired Lease(s) shall be deemed to be assumed and assigned, or rejected, as applicable. The Debtors shall provide notice of any amendments to Schedule 7.01(a) and/or Schedule 7.01(c) to the parties to the Real Property Unexpired Leases or Non-Real Property Executory Contracts and Unexpired Leases affected thereby, together with new Ballots permitting such parties to change their votes on the Plan.

        The listing of a document on Schedule 7.01(a) or Schedule 7.01(c) shall not constitute an admission by the Debtors or Reorganized Debtors that such document is an executory contract or an unexpired lease or that the Debtors or Reorganized Debtors have any liability thereunder.

        Pursuant to the Plan, except as may be otherwise agreed to by the parties, within five Business Days after the Effective Date, the Reorganized Debtors shall cure any and all undisputed defaults under any executory contract or unexpired lease assumed and assigned pursuant to the Plan in accordance with section 365(b)(1) of the Bankruptcy Code. All disputed defaults that are required to be cured shall be cured either within ten days after entry of a Final Order or a Settlement Stipulation, determining the amount, if any, of the Debtors' or Reorganized Debtors' liability with respect thereto, or as may be otherwise agreed to by the parties.

        Notwithstanding anything in the Bar Date Order to the contrary, Claims arising out of the rejection of executory contracts or unexpired leases pursuant to the Plan must be Filed and served on the Reorganized Debtors, pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order or another order of the Bankruptcy Court, no later than 30 days after the later of (i) the Effective Date and (ii) delivery of a notice of amendment to Schedule 7.01(a) or 7.01(c). Any Claims not Filed within such time will be forever barred from assertion against the Debtors, their estates, the Reorganized Debtors, their respective successors or their respective properties.

        Executory contracts and unexpired leases entered into or assumed and other obligations incurred after the Petition Date by any Debtor will be performed by the Debtor or Reorganized Debtor party thereto in the ordinary course of its business, and such executory contracts and unexpired leases and other obligations will survive and remain unaffected by entry of the Confirmation Order.

G. Confirmation and Effectiveness of the Plan

        The Effective Date will not occur, and accordingly, no action in connection therewith shall occur, unless and until the following conditions have been satisfied or waived pursuant to Section 9.02 of the Plan: (a) the Confirmation Order shall have been entered, shall not have been reversed, stayed, modified or amended and shall have become a Final Order; (b) all actions, documents and agreements necessary to implement the Plan shall have been effected or executed; (c) the Debtors shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions or documents that are determined by the Debtors to be necessary to implement the Plan; (d) the Reorganized Debtors shall have entered into the Exit Financing Facility in form and substance acceptable to the Debtors; and (e) the Debtors shall have obtained the Exit Equity Financing on terms acceptable to the Debtors.

H. Implementation and Effect of Confirmation of the Plan

        Except as otherwise provided in the Plan:

          (a)  each Debtor will, as a Reorganized Debtor, continue to exist after the Effective Date as a separate corporate entity, with all the powers of a corporation or limited liability company, as the case may be, under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger, dissolution, or otherwise) under applicable state law; and

          (b)  the property of the Debtors' estates shall (i) revest in the Reorganized Debtors on the Effective Date, and (ii) be revested free and clear of all liens, security interests, Claims and interests of holders of Claims and Interests and all such liens, security interests, Claims and Interests shall be extinguished.

        From and after the Effective Date, each Reorganized Debtor may operate its business and may use, acquire, and dispose of property, and compromise or settle any Claims and any Interests without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order.

        All injunctions or stays provided for in the Reorganization Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

I. Discharge and Injunction

        Except as otherwise provided in the Plan or the Confirmation Order, the rights afforded under the Plan and the treatment of all Claims and Interests under the Plan will be in exchange for and in complete satisfaction, discharge, release and cancellation of Claims and Interests of any nature whatsoever, including, without limitation, any interest accrued on such Claims from and after the Petition Date, against the Debtors or any of their assets and properties.

        Except as otherwise provided in the Plan or the Confirmation Order, the confirmation of the Plan shall, as of the Effective Date: (a) discharge the Debtors from all Claims, demands, liabilities, other debts and Interests that arose on or before the Effective Date, and all debts of the kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code, whether or not (i) a proof of claim or interest based on such debt or interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (ii) a Claim or Interest based on such debt or Interest is Allowed pursuant to section 502 of the Bankruptcy Code, or (iii) the holder of a Claim or Interest based on such debt or Interest has accepted the Plan; (b) cancel all Interests and other rights of equity security holders in the Debtors; and (c) preclude all persons from asserting against the Reorganized Debtors, their successors, or their assets or properties, any other or further Claims or Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date.

        Except as otherwise provided in the Plan or the Confirmation Order, the Confirmation Order shall operate as a discharge, as of the Effective Date, of any and all Claims against, and all other debts and liabilities of the Debtors and cancellation of all Interests and other rights of equity security holders in the Debtors, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment obtained against a Debtor at any time, to the extent that such judgment relates to a discharged Claim or canceled Interest.

        Except as otherwise provided in the Plan or the Confirmation Order, all entities that have held, currently hold, or may hold Claims or other debts or liabilities against the Debtors, or an Interest or other right of an equity security holder in any or all of the Debtors, that are discharged pursuant to the terms of the Plan are permanently enjoined, on and after the Effective Date, from taking any of the following actions on account of any such Claims, debts, liabilities or Interests or rights: (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim, debt, liability, Interest or right, other than to enforce any right pursuant to the Plan to a distribution; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order against the Debtors, the Reorganized Debtors, or their property or interests in property, on account of any such Claim, debt, liability, Interest or right; (iii) creating, perfecting, or enforcing any lien or encumbrance against the Debtors, the Reorganized Debtors, or their property or interests in property on account of any such Claim, debt, liability, Interest or right; (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any debt, liability, or obligation due to the Debtors or the Reorganized Debtors or against their property or interests in property on account of any such Claim, debt, liability, Interest or right; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order. Such injunction shall extend to any successor of the Debtors (including, without limitation, the Reorganized Debtors) and their respective property and interests in property. Any entity injured by any willful violation of such injunction shall recover actual damages, including costs and attorneys' fees, and, in appropriate circumstances, may recover punitive damages, from the willful violator.

J. Summary of Other Provisions of the Plan

        The following paragraphs summarize certain other significant provisions of the Plan. The Plan should be referred to for the complete text of these and other provisions of the Plan.

  1.
  Securities to Be Issued Under the Plan

        Confirmation of the Plan shall constitute authorization for Reorganized FAO, without further act or action under applicable law, regulation, order or rule: to: (a) implement, execute and deliver Interests that are to be issued in connection with the Exit Equity; (b) execute and deliver the New KBB Subordinated Note; and (c) execute and deliver the New Kayne Anderson Equipment Note, and amend the financing and other agreements and documents related thereto.

  2.
  New By-Laws and New Certificates of Incorporation

        The by-laws, certificates of incorporation and other organization documents of the Reorganized Debtors, and, to the extent necessary, the by-laws, certificates of incorporation and other organization documents of each of the Reorganized Debtors shall be amended and restated as of the Effective Date to the extent necessary to, among other things, (a) prohibit the issuance of non-voting equity securities to the extent required by section 1123(a) of the Bankruptcy Code, and (b) effectuate the provisions of the Plan, in each case without any further action by the stockholders or directors of the Debtors, or the Reorganized Debtors.

        In particular, the New Certificate of Incorporation shall authorize issuance of additional common stock of FAO to permit issuance of the Exit Equity and to effectuate a reverse stock split upon the Effective Date without further act or action under applicable law, regulation, or order. After the Effective Date, the Reorganized Debtors may further amend and restate their respective New Certificates of Incorporation and/or the New By-Laws as permitted by applicable law, subject to the terms and conditions of such constituent documents.

  3.
  Amendments or Modifications to the Plan

        Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123 and 1125 of the Bankruptcy Code, alterations, amendments or modifications of the Plan may be proposed in writing by the Proponents at any time prior to or after the Confirmation Date and before the substantial consummation of the Plan. A holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Interest of such holder.

  4.
  Releases and Related Injunctions

  a.
  Releases by the Debtors

        Pursuant to the Plan, on the Effective Date, each of the Debtors shall release unconditionally and forever:

        (a)  the Creditors' Committee and, solely in their respective capacities as members or representatives of the Creditors' Committee, as applicable, each member of the Creditors' Committee;

        (b)  their respective agents, advisors, accountants, investment bankers, consultants, attorneys, and other representatives from any and all claims, obligations, suits, judgments, damages, rights, Causes of Action and liabilities whatsoever (other than the right to enforce their respective obligations, if any, to the Debtors or the Reorganized Debtors under the Plan and the contracts, instruments, releases, and other agreements and documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part upon any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganization Cases, the Plan or the Disclosure Statement.

  b.
  Releases by Holders of Claims and Interests

        Pursuant to the Plan, on the Effective Date, each holder of a Claim or Interest shall be deemed to unconditionally release and forever waive all claims, debts, obligations, demands, liabilities, suits, judgments, damages, rights, and Causes of Action, whatsoever (other than the right to enforce the Debtors' or the Reorganized Debtors' obligations under the Plan and the contracts, instruments, releases, and other agreements and documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part upon any transactions or matters with the Debtors, their estates or in connection with the Reorganization Cases, the Plan or the Disclosure Statement that occurred or could have occurred on or prior to the Effective Date against any Debtor, any affiliates or subsidiaries of the Debtors, which release and waiver will be in addition to the discharge of Claims and termination of Interests in accordance with the Plan, the Confirmation Order and the Bankruptcy Code), the Creditors' Committee, and each of the current and former directors, officers, employees, members, attorneys, accountants, investment bankers, consultants, advisors and other representatives of any of the foregoing, acting in such respective capacities. The foregoing release shall not apply to Intercompany Claims that are not impaired under the Plan.

        In furtherance of the foregoing, the Confirmation Order will constitute an injunction permanently enjoining the commencement or prosecution by any entity, whether directly, derivatively, or otherwise, of any Claim, demand, debt, liability, cause of action, right or Interest released and waived pursuant to the Plan against the released parties.

  5.
  Cancellation of Instruments and Agreements Evidencing Claims and Interests

        Except as otherwise provided in the Plan and in any contract, instrument, or other agreement or document created in connection with the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan, promissory notes, share certificates (including treasury stock), other instruments evidencing any Claims or Interests, and all options, warrants, calls, rights, puts, awards, commitments or any other agreements of any character to acquire such Interests, other than the PNC Secured Claim, any Allowed Secured Claim that is reinstated and rendered unimpaired pursuant to the Plan, the Stock Interests, and any executory contract that has been assumed or will be assumed pursuant to the Plan, shall be deemed canceled and of no further force and effect, without any further act or action under any applicable agreement, law, regulation, order or rule and the obligations of the Debtors under the notes, share certificates, and other agreements and instruments governing such Claims and Interests shall be discharged. The holders of or parties to such canceled notes, share certificates, and other agreements and instruments shall have no rights arising from or relating to such notes, share certificates, and other agreements and instruments or the cancellation thereof, except the rights provided pursuant to the Plan. Notwithstanding the foregoing, all guarantees, warranties, indemnities and confidentiality rights in favor of the Debtors shall be assumed pursuant to the Plan and shall inure to the benefit of the Reorganized Debtors.

  6.
  Release of Liens

        Except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article VI of the Plan, all mortgages, deeds of trust, liens, pledges, guarantees or other security interests against the property of any estate shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, liens, pledges, guarantees or other security interests will revert to the applicable Reorganized Debtor and its successors and assigns.

  7.
  Preservation of Certain Claims; Limited Waiver of Other Claims

        Following the Effective Date, notwithstanding anything contained in the Plan, the Reorganized Debtors will have the right to file and pursue any action or adversary proceeding against any creditor, vendor, factor or any other entity related to debit balances, vendor chargebacks, prepayments, overpayments, deposits and/or other amounts owed by such creditor, vendor, factor or other entity to any Debtor, or Reorganized Debtor, whether arising prior to or after the Petition Date.

  8.
  Termination of the Creditors' Committee

        Pursuant to the Plan, the appointment of the Creditors' Committee shall terminate on the Effective Date. The Professionals retained by the Creditors' Committee shall not be entitled to assert any Fee Claim for any services rendered or expenses incurred after the Effective Date, except for services rendered and expenses incurred in connection with any applications for allowance of compensation and reimbursement of expenses pending on the Effective Date, or Filed and served after the Effective Date pursuant to Article II of the Plan. Allowance of Fee Claims for any professional services rendered or expenses incurred on or prior to the Effective Date shall be in accordance with the provisions of Article II of the Plan.

  9.
  Exculpation

        Pursuant to the Plan, from and after the Effective Date, none of the Debtors, the Reorganized Debtors, or the Creditors' Committee or any of their respective members, officers, directors, employees, advisors, attorneys, accountants, investment bankers, consultants, agents or other representatives shall have or incur any liability to any holder of a Claim or Interest for any act or omission in connection with, related to, or arising out of, the Reorganization Cases, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan (including objections to, and settlements of, Claims and Interests under the Plan), except for willful misconduct or gross negligence, and, in all respects, the Debtors, the Reorganized Debtors, and the Creditors' Committee and each members of the Creditors' Committee, and their respective agents, advisors, attorneys, accountants, investment bankers, consultants, agents or other representatives shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan..

  10.
  Effectuating Documents, Further Transactions and Corporate Action

        Pursuant to the Plan, each of the Debtors or Reorganized Debtors is authorized to execute, deliver, file or record such contracts, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan.

        Prior to, on or after the Effective Date (as appropriate), all matters provided for under the Plan that would otherwise require approval of the stockholders or directors of one or more of the Debtors or Reorganized Debtors or their successors in interest under the Plan, including, without limitation (a) the effectiveness of the New Certificate of Incorporation and the New By-Laws and the amended certificates of incorporation and the amended by-laws for the Reorganized Debtors to increase the authorized common stock and effect a reverse stock split; (b), the election or appointment, as the case may be, of directors and officers of the Reorganized Debtors; (c) the Exit Financing Facility; (d) the distribution of Cash pursuant to the Plan; (e) the issuance and distribution of new securities pursuant to the Plan; (f) the adoption, execution, delivery, and implementation of all contracts, leases, instruments, releases, and other agreements or documents related to any of the foregoing; and (g) the adoption, execution, and implementation of other matters provided for under the Plan involving the corporate structure of any Debtor or Reorganized Debtor or corporate or other action to be taken by or required of any Debtor or Reorganized Debtor, shall be deemed to have occurred and shall be in effect prior to, on or after the Effective Date (as appropriate) pursuant to the applicable general corporation law of the states in which the Debtors or Reorganized Debtors are incorporated without any requirement of further action by the stockholders or directors of the Debtors or Reorganized Debtors. On the Effective Date or as soon thereafter as is practicable, the Reorganized Debtors shall, if required, file their amended certificates of incorporation with the Secretary of State of the state in which each Reorganized Debtor is incorporated, in accordance with the applicable general corporation law of such states.

VI. CONFIRMATION AND CONSUMMATION PROCEDURE

        Under the Bankruptcy Code, the following steps must be taken to confirm the Plan:

A. Solicitation of Votes

        The following classes of claims are impaired and entitled to vote on the Plan Classes 4, 5, 8 and 10.

        As to classes of claims entitled to vote on a plan, the Bankruptcy Code defines acceptance of a plan by a class of creditors as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the claims of that class that have timely voted to accept or reject a plan.

        As to classes of interests entitled to vote on a plan, acceptance is defined as acceptance by holders of at least two-thirds of the number of shares in such class that have timely voted to accept or reject a plan.

        A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

        Pursuant to the Disclosure Statement Order, a copy of which is annexed hereto as Exhibit B, solely for purposes of voting to accept or reject the Plan and not for the purpose of allowance of, or distribution on account of, a Claim and without prejudice to the rights of the Debtors in any other context, each Claim within a Class of Claims to be entitled to vote to accept or reject the Plan will be temporarily Allowed in an amount equal to the amount of such Claim as set forth in a timely Filed proof of claim, or, if no proof of claim was Filed, the amount of such Claim as set forth in the Schedules. The foregoing general procedure will be subject to the following qualifications:

        (a)  If a Claim is deemed Allowed in accordance with the Plan, such Claim is Allowed for voting purposes in the deemed Allowed amount set forth in the Plan;

        (b)  If a Claim for which a proof of claim has been timely Filed is marked as contingent, unliquidated or disputed, such Claim will be temporarily Allowed for voting purposes only, and not for purposes of allowance of distribution, at $1.00;

        (c)  If a Claim has been estimated or otherwise Allowed for voting purposes by order of the Bankruptcy Court, such Claim shall be temporarily Allowed in the amount so estimated or Allowed by the Bankruptcy Court for voting purposes only, and not for purposes of allowance or distribution;

        (d)  If a Claim is listed in the Schedules as contingent, unliquidated or disputed and a proof of claim was not (i) Filed by the Bar Date or (ii) deemed timely Filed by an order of the Bankruptcy Court prior to the Voting Deadline, such Claim will be disallowed for voting purposes and for purposes of allowance and distribution pursuant to Bankruptcy Rule 3003(c);

        (e)  If the Proponents have served and Filed an objection to a Claim at least ten days before the Voting Deadline, such Claim will be temporarily disallowed for voting purposes only and not for the purposes of the allowance or distribution except to the extent and in the manner as may be set forth in the objection; provided, however, that if such Claim was listed in the Schedules, such Claim shall be temporarily allowed, for voting purposes only, in an amount equal to the amount of such Claim as set forth in the Schedules.

        If any creditor seeks to challenge the allowance of its Claim for voting purposes in accordance with the above procedures, such claimant is directed to serve on all parties on the Debtors' general service list and File on or before the tenth day after the later of (a) service of notice of the confirmation hearing, and (b) service of notice of an objection, if any, to such Claim, a motion for an order pursuant to Bankruptcy Rule 3018(a) temporarily allowing such Claim in a different amount for purposes of voting to accept or reject the Plan. As to any creditor Filing such motion, such creditor's Ballot is not to be counted unless temporarily allowed by the Bankruptcy Court for voting purposes after notice and a hearing.

        Any Ballot that is properly completed, executed and timely returned to Berger but does not indicate an acceptance or rejection of the Plan, or indicates both an acceptance and a rejection of the Plan, shall be deemed to be a vote to accept the Plan. Whenever a creditor casts more than one Ballot voting the same Claim before the Voting Deadline, the last Ballot received before the Voting Deadline shall be deemed to reflect the voter's intent and thus to supersede any prior Ballots. Creditors must vote all of their Claims within a particular Class under the Plan either to accept or reject the Plan and may not split their vote and thus a Ballot that partially accepts and partially rejects the Plan will not be counted; provided, however, that creditors holding acquired Claims need not combine such Claims and may vote their Claims separately.

        The following types of Ballots will not be counted in determining whether the Plan has been accepted or rejected:

        (a)  any Ballot received after the Voting Deadline unless the Debtors have granted an extension of the Voting Deadline with respect to such ballot;

        (b)  any Ballot that is illegible or contains insufficient information to permit the identification of the creditor or interest holder;

        (c)  any Ballot cast by a person or entity that does not hold a Claim in a Class that is entitled to vote to accept or reject the Plan;

        (d)  any Ballot cast for a Claim scheduled as unliquidated, contingent or disputed for which no proof of claim was timely Filed; and

        (e)  any unsigned Ballot.

Please see the attached Disclosure Statement Order for other provisions concerning solicitation and voting.

B. The Confirmation Hearing

        The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a confirmation hearing. The Confirmation Hearing in respect of the Plan has been scheduled for            , 2003 at             a.m., Eastern Standard Time, before the Honorable Lloyd King, United States Bankruptcy Judge at the United States Bankruptcy Court, 84 Market Street, Fifth Floor, Wilmington, Delaware 19801. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made in Bankruptcy Court at the Confirmation Hearing. Any objection to confirmation must be made in writing and specify in detail the name and address of the objector, all grounds for the objection and the amount of the Claim or number of shares of common stock of FAO held by the objector. Any such objection must be Filed and

served so that it is received by the Bankruptcy Court and the following parties on or before            at 4:00 p.m., Eastern Standard Time:

Debtor:

FAO, Inc.
2520 Renaissance Boulevard
King of Prussia, Pennsylvania 19406
Attn.: Kendrick Royer, Esq.

with copies to:

LEVENE, NEALE, BENDER, RANKIN & BRILL, LLP
1801 Avenue of the Stars Suite 1120 Los Angeles, CA 90067
Attn: David W. Levene, Esq.

        and

RICHARDS, LAYTON & FINGER, P.A.
One Rodney Square
P.O. Box 551 Wilmington, DE 19899
Attn: Mark D. Collins, Esq.

If to the Creditors' Committee:

TRAUB, BONACQUIST & FOX LLP
655 Third Street
New York, NY 10017
Attn: Paul Traub, Esq.

        and

MORRIS NICHOLS ARSHT & TUNNELL
1201 N. Market Street
P.O. Box 1347
Wilmington, DE 19899-1347
Attn: Robert J. Dehney, Esq.

OFFICE OF THE UNITED STATES TRUSTEE
844 King Street
Suite 2313
Wilmington, DE 19801
Attn. David L. Buchbinder, Esq.

Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014.

C. Confirmation

        At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation of a plan are that the plan is (a) accepted by all impaired classes of claims and equity interests or, if rejected by an impaired class, that the plan "does not discriminate unfairly" and is "fair and equitable" as to such class, (b) feasible and (c) in the "best interests" of creditors and stockholders that are impaired under the plan.

  1.
  Unfair Discrimination and Fair and Equitable Tests

        To obtain non-consensual confirmation of the Plan, it must be demonstrated to the Bankruptcy Court that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to each impaired, non-accepting Class. The Bankruptcy Code provides a non-exclusive definition of the phrase "fair and equitable." The Bankruptcy Code establishes "cram down" tests for secured creditors, unsecured creditors and equity holders, as follows:

  (a)    Secured Creditors. Either (i) each impaired secured creditor retains its liens securing its secured claim and receives, on account of its secured claim, deferred cash payments having a present value equal to the amount of its allowed secured claim, (ii) each impaired secured creditor realizes the "indubitable equivalent" of its allowed secured claim, or (iii) the property securing the claim is sold free and clear of liens, with such liens to attach to the proceeds of the sale and the treatment of such liens on proceeds to be as provided in clause (i) or (ii) of this subparagraph.

  (b)    Unsecured Creditors. Either (i) each impaired unsecured creditor receives or retains under the plan, property of a value equal to the amount of its allowed claim, or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan.

  (c)    Equity Interests. Either (i) each holder of an equity interest receives or retains under the plan, property of a value equal to the greatest of the fixed liquidation preference to which such holder is entitled, the fixed redemption price to which such holder is entitled or the value of the interest, or (ii) the holder of an interest that is junior to the non-accepting class will not receive or retain any property under the plan.

  2.
  Feasibility

        The Bankruptcy Code permits a plan to be confirmed if it is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their obligations under the Plan. As part of this analysis, the Debtors have prepared the projections of their financial performance for each of the three fiscal years following the Effective Date. These projections demonstrate that the Debtors will be able to meet their financial obligations under the Plan. The projections are attached to this Disclosure Statement as Exhibit D.3 Accordingly, the Proponents believe that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization of the Debtors.

3
The Debtors have prepared two sets of projections based on alternative assumptions. One set assumes that all holders of Claims in Class 8 elect treatment under Option A. The second set assumes that all holders of Claims in Class 8 elect treatment under Option B. It is expected that some holders will elect Option A, and others will elect Option B. However, the Debtors believe that the Plan is feasible under either scenario, or a combination thereof.

3.
Best Interests Test

        With respect to each impaired Class of Claims and Interests, confirmation of the Plan requires that each holder of a Claim or Interest either (a) accept the Plan or (b) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. To determine what holders of Claims and Interests of each impaired Class would receive if the Debtors were liquidated under chapter 7, the Bankruptcy Court must determine the dollar amount that would be generated from the liquidation of the Debtors' assets and properties in the context of a chapter 7 liquidation case. The Cash amount that would be available for satisfaction of unsecured non-priority Claims and Interests would consist of the proceeds resulting from the disposition of the unencumbered assets and properties of the Debtors, augmented by the unencumbered Cash held by the Debtors at the time of the commencement of the liquidation case and litigation recoveries, if any. Such Cash amount would be reduced by the amount of the costs and expenses of the liquidation and by such additional administrative and priority claims that might result from the termination of the Debtors' business and the use of chapter 7 for the purposes of liquidation.

        The Debtors' costs of liquidation under chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those fees that might be payable to attorneys and other professionals that such a trustee might engage. In addition, claims would arise by reason of the breach or rejection of obligations incurred and leases and executory contracts assumed or entered into by the Debtors during the pendency of the Reorganization Cases. The foregoing types of claims and other claims that might arise in a liquidation case or result from the pending Reorganization Cases, including any unpaid expenses incurred by the Debtors during the Reorganization Cases such as compensation for attorneys, financial advisors and accountants, would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition general unsecured claims.

        To determine if the Plan is in the best interests of each impaired class, the present value of the distributions from the proceeds of a liquidation of the Debtors' unencumbered assets and properties, after subtracting the amounts attributable to the foregoing claims, are then compared with the value of the property offered to such Classes of Claims and Interests under the Plan.

        After considering the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the Reorganization Cases, including (a) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professionals retained by such trustee, (b) the erosion in value of assets in a chapter 7 case associaetd with the "forced sale" atmosphere that would prevail, and (c) the substantial increases in claims which would be satisfied on a priority basis or on parity with creditors in the Reorganization Cases, the Debtors have determined that confirmation of the Plan will provide each holder of an Allowed Claim or Interest with a recovery that is not less than such holder would receive pursuant to liquidation of the Debtors under chapter 7.

        The Debtors also believe that the value of any distributions to each class of Allowed Claims in a chapter 7 case, including all Secured Claims, would be less than the value of distributions under the Plan because such distributions in a chapter 7 case would not occur for a substantial period of time. It is likely that distribution of the proceeds of the liquidation could be delayed for two years after the completion of such liquidation in order to resolve claims and prepare for distributions. In the likely event litigation was necessary to resolve claims asserted in the chapter 7 case, the delay could be prolonged.

        The Debtors' Liquidation Analysis is attached hereto as Exhibit E. The information set forth in Exhibit E provides a summary of the liquidation values of the Debtors' assets, assuming a chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court would liquidate the assets of the Debtors' estates. Reference should be made to the Liquidation Analysis for the estimated recoveries in chapter 7.

        Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and their management. The Liquidation Analysis is also based on assumptions with regard to liquidation decisions that are subject to change. Accordingly, the values reflected might not be realized if the Debtors were, in fact, to undergo such a liquidation. The chapter 7 liquidation period is assumed to be a period of up to six months, allowing for, among other things, the (a) discontinuation of operations, (b) selling of assets and (c) collection of receivables.

D. Consummation

        The Plan is to be implemented pursuant to its terms, consistent with the provisions of the Bankruptcy Code. The Plan will be consummated on the Effective Date. The Effective Date will not occur, and accordingly, no action in connection therewith shall occur, unless and until the following conditions have been satisfied or duly waived pursuant to Section 9.02 of the Plan: (a) the Confirmation Order shall have been entered, shall not have been reversed, stayed, modified or amended and shall have become a Final Order; (b) all actions, documents and agreements necessary to implement the Plan shall have been effected or executed; (c) the Debtors shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions or documents that are determined by the Debtors to be necessary to implement the Plan; (d) the Reorganized Debtors shall have entered into the Exit Financing Facility in form and substance acceptable to the Debtors; and (e) the Debtors shall have obtained the Exit Equity Financing on terms acceptable to the Debtors.

E. Exit Equity Financing

        The Debtors intend to raise not less than $30 million in additional capital through the Exit Equity Financing. To that end the Debtors have engaged Morgan Joseph & Co. to act as investment bankers for the Debtors. The Exit Equity is expected to take the form of additional FAO Common Stock or capital stock convertible into FAO Common Stock that would dilute the ownership interest of current FAO Common Stock holders. While the exact form of the Exit Equity Financing and the amount of dilution are still unknown, the Debtors expect dilution to be significant and make no assurances that existing holders of FAO Common Stock will retain significant or any equity interest in Reorganized Debtors. The New Certificate of Incorporation is expected to authorize the issuance of additional FAO Common Stock in an amount sufficient to permit the issuance of the Exit Equity. In addition, the Debtors currently anticipate that the purchasers of the Exit Equity may want FAO to remain a public company listed on Nasdaq and, as are result, the New Certificate of Incorporation is expected to effectuate a reverse stock split to permit the minimum share price to be sufficiently high for Nasdaq listing. Nasdaq has notified FAO that the FAO Common Stock is subject to delisting as a result of the bankruptcy Filing. Amendments of a Nasdaq listed company's charter documents normally require a shareholder vote under Nasdaq rules and there can be no assurance that Nasdaq will waive these requirements or permit FAO to retain its listing.

F. Exit Financing Facility

        On the Effective Date, the Reorganized Debtors will have in effect a working capital or other borrowing facility (or facilities) with one of several lending institutions with whom it is currently in discussions.

        The Exit Financing is expected to consist of a revolving credit facility permitting borrowings up to an aggregate principal amount of $77 million.    The Exit Financing Facility is expected to consist of (a) revolving credit facility in the maximum principal amount of $70 million dollars ("Tranche A") and (b) a $7 million special subline revolving facility ("Tranche B"). Interest would be expected to be charged on a sliding scale based on the financial condition of the Reorganized Debtors and to include options based on LIBOR or prime rate. The Reorganized Debtors have offered to pay a fee equal to $770,000 to the lenders under the Exit Financing at the closing plus other monthly fees as are customary. The borrowing base on the Tranche A facility is expected be an amount equal to the lesser of (a) $70 million and (b)(i) 85% of the net retail liquidation value ("NRLV") of eligible inventory less reserves ("Tranche A Inventory Borrowing Base") plus (ii) 90% of receivables which would consist solely of credit card "float". The borrowing base for the Tranche B facility is expected to be an amount equal to the lesser of (x) $7 million and (y) 95% of the NRLV of eligible inventory less the amount advanced on the Tranche A Inventory Borrowing Base. Eligible Inventory at any reference date is expected to consist of first quality goods on the Reorganized Debtors' perpetual inventory records, plus merchandise being purchased on documentary letters of credit not yet in the Reorganized Debtors' possession. Inventory reserves are expected to consist of a 1.5% shrinkage allowance consistent with the Reorganized Debtors' historical experience, adjusted from time to time based on actual experience, and a damaged merchandise allowance based on the Reorganized Debtors' records at any such time. Availability reserves are expected to require a minimum availability of not more than $3.5 million. On the Effective Date the Reorganized Debtors are expected to have approximately $31 million outstanding under the Exit Financing Facility with availability of approximately $20 million.

        The proceeds of the Exit Financing Facility will used to refinance the existing obligations under the Consolidated Credit Agreement, to pay other Allowed Administrative Claims in accordance with the Plan, to finance capital expenditures and for other general corporate purposes.

VII. MANAGEMENT OF THE REORGANIZED DEBTORS

A. Board of Directors and Management

  1.
  Composition of Boards of Directors

  a.
  Reorganized Debtors

        The initial Board of Directors of each of the Reorganized Debtors will consist of those whose names will be disclosed prior to the date of the Confirmation Hearing. The Board of Directors of each of the Reorganized Debtors shall be appointed annually. Each of the members of the initial Reorganized Debtors' Board of Directors shall serve until their successors have been duly elected and qualified or their earlier resignation or removal in accordance with the New Certificate of Incorporation or New By-Laws, as the same may be amended from time to time.

  2.
  Identity of Officers

        The officers of the Debtors immediately prior to the Effective Date will continue in their then-current positions as the officers of the Reorganized Debtors. For information concerning the senior executive officers of FAO as of November 2002, see the 10-Q annexed hereto as Exhibit C.

B. Compensation of Executive Officers

        For information concerning compensation paid by the Debtors to its executive officers for services rendered in their respective capacities in fiscal year 2002 see the 10-Q annexed hereto as Exhibit C.

VIII. SECURITIES LAWS MATTERS

        Section 1145 of the Bankruptcy Code generally exempts from registration under the Securities Act of 1933, as amended (the "Securities Act"), the offer or sale of a debtor's securities under a chapter 11 plan if such securities are offered or sold in exchange for a claim against, or interest in, such debtor. In reliance upon this exemption, the portion of the Exit Equity to be issued on the Effective Date to Kayne Anderson as provided in the Plan for the Kayne Anderson Note will be exempt from the registration requirements of the Securities Act and state securities laws. Accordingly, such securities may be resold without registration under the Securities Act or state securities laws pursuant to the exemption provided by Section 4(1) of the Securities Act, unless the holder is an "underwriter" with respect to such securities, as that term is defined in the Bankruptcy Code.

        Section 1145(b) of the Bankruptcy Code defines "underwriter" for purposes of the Securities Act as one who (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim other than in ordinary trading transactions, (b) offers to sell securities issued under a plan for the holders of such securities, (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distributions, or (d) is a control person of the issuer of the securities. Since Kayne Anderson is such a control person, it will be deemed an "underwriter." Accordingly, it may resell such securities only pursuant to a registration statement under the Securities Act or an exemption therefrom, including the exemption provided by Rule 144 under the Securities Act. Such Rule generally permits the resale of securities received by statutory underwriters pursuant to a chapter 11 plan, subject to applicable volume limitations, notice and manner of sale requirements, and certain other conditions.

        The exemption provided in section 1145(a) will not be available for investors in the Exit Equity Financing other than Kayne Anderson. The Exit Equity to be issued on the Effective Date to investors other than in exchange for the Kayne Anderson Note will be sold under an exemption from the registration requirements of the Securities Act. Such securities may not be resold without registration under the Securities Act or an exemption from such requirements. The holders of the Exit Equity will be parties to a registration rights agreement with the Reorganized FAO, which will give them the right to cause the Exit Equity to be registered for resale under the Securities Act, subject to certain conditions and limitations contained in such agreement.

IX. CERTAIN RISK FACTORS TO BE CONSIDERED

        Holders of Claims against, and Interests in, the Debtors should read and consider carefully the factors set forth below, as well as the other information set forth in this Disclosure Statement (and the documents delivered together herewith and/or incorporated by reference), prior to voting to accept or reject the Plan. These risk factors should not, however, be regarded as constituting the only risks involved in connection with the Plan and its implementation. Additional risk factors related to the Debtors' business generally can be found at FAO's Registration Statement on Form S-3 No. 333-84438 filed with the Securities and Exchange Commission.

A. Certain Bankruptcy Law Considerations

  1.
  Risk of Non-Confirmation of the Plan

        Although the Debtors believe that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion. Moreover, there can be no assurance that modifications to the Plan will not be required for confirmation or that such modifications would not necessitate the resolicitation of votes.

  2.
  Non-Consensual Confirmation

        In the event any impaired Class of Claims or Equity Interests does not accept the Plan, the Bankruptcy Court may nevertheless confirm the Plan at the request of the Debtors if at least one impaired Class has accepted the Plan (such acceptance being determined without including the vote of any "insider" (as defined in the Bankruptcy Code) in such Class), and as to each impaired Class that has not accepted the Plan, if the Bankruptcy Court determines that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to the dissenting impaired classes. See Section VI. The Debtors believe that the Plan satisfies these requirements.

  3.
  Risk of Non-Occurrence of the Effective Date

        The Reorganized Debtors' ability to consummate the Plan is subject to its obtaining the Exit Financing Facility and the Exit Equity Financing. There can be no assurance that the conditions to such funding will be satisfied.

B. Risks to Recovery by Holders of Certain Claims

        Pursuant to the Plan, holders of Claims in certain classes will receive payment over time. While the Debtors believe that they will have the financial ability as the Reorganized Debtors to make such payments, certain conditions described below may impact the Debtors' operations and future performance.

  1.
  The Debtors have been operating in Chapter 11.

        The Debtors have been operating under Chapter 11 bankruptcy protection since January 13, 2003. In conjunction with the Reorganization Cases and the Plan, the Debtors have closed, and plan to close, numerous Right Start, Zany Brainy and FAO Schwarz stores, are restructuring their subordinated debt, obtaining the Exit Financing and conducting the Exit Equity Financing, and are reducing the claims of the Debtors' unsecured creditors at a discount, including the claims of the Debtors' vendors and suppliers. The Debtors expect to renew relationships with customers and vendors as they emerge from bankruptcy, but there can be no assurances that the Debtors' bankruptcy filing will not have a residual effect on the Debtors' future business even after Confirmation of the Plan.

        In connection with the Plan, the Debtors have been conducting going-out-of-business sales at the store locations that they plan to close, and also conducting certain sales promotions at various other stores. The Debtors' assumptions regarding the performance of the stores the Debtors have elected to retain may be incorrect and the Debtors may not have selected enough stores for closure. In addition, the Debtors have deferred their expansion plans and have deferred other planned capital improvements. There can be no assurance that the Debtors will be able to resume these growth initiatives in the near term.

  2.
  The Debtors have a history of operating losses.

        The Debtors expect to report significant consolidated operating losses in their fiscal year ended February 1, 2003 (unaudited) and have reported consolidated operating losses of $1.8 million in their fiscal year ended February 2, 2002, and operating losses related to the Right Start retail store operations for their fiscal year ended February 3, 2001 of $3.0 million. There can be no guarantee that the restructuring contemplated by the Plan will end these operating losses. In addition, the Debtors expect to emerge from bankruptcy with largely the same management as was involved with Debtors prior to the bankruptcy filing and there can be no assurance that this management or any other would prevent similar operating losses in the future.

        Losses could negatively affect the Debtors' working capital, the extension of credit by the Debtors' suppliers and the Debtors' ability to implement their business strategy.

        3.    The Debtors' right to use cash collateral ends April 4, 2003; Restrictive loan covenants and significant lender discretion under the Exit Financing Facility may directly or indirectly limit Debtors' ability to take desired corporate actions and restrict Debtors' cash flow, limiting Debtors' ability to operate their business.

        Operating results in the Debtor's Zany Brainy and FAO Schwarz stores depend to a significant extent on sales at those stores during the months of November and December, resulting in operating losses for most of the year and making annual operating results difficult to predict. The Debtors currently are funding operations under a court order that permits the Debtors to use cash that is the collateral for the lenders under the Debtors' pre-petition credit facility, until April 4, 2003. If the Debtors' do not consummate the Plan or an alternative plan on or prior to April 4, 2003, the Debtors' current lenders and other creditors may force a liquidation of the Debtors' remaining assets.

        All claims under the Debtors' pre-petition credit facility will be discharged upon consummation of the Plan. In order to finance the discharge, the Debtors will enter into the Exit Financing Facility. The Exit Financing Facility is expected to consist of a revolving credit facility permitting borrowings up to an aggregate principal amount of up to $77 million. Borrowings under the Exit Financing Facility are expected to be based on a percentage of the Reorganized Debtors' inventory and receivables.

        The Debtors believe that they were forced to file bankruptcy protection when they did instead of effectuating an out of court restructuring in part due to restrictions imposed under their pre-petition credit facility. The Exit Financing Facility is expected to include provisions that similarly would give the lenders under the Exit Financing Facility significant discretion to limit Debtor's ability to borrow under the Exit Financing Facility and would include a number of financial and operating covenants. The Debtors can make no assurances that the lenders under the Exit Financing Facility will grant waivers or amendments in connection with the Reorganized Debtors' failure to comply with any of these covenants in the future. If the Reorganized Debtors were to fail to comply with covenants under the Exit Financing Facility and the lenders were not to waive noncompliance, the lenders could accelerate the repayment of obligations under the Exit Financing Facility, refuse to extend additional credit to the Reorganized Debtors and exercise other remedies which would significantly restrict the Reorganized Debtors' cash flow and limit their ability to operate their business.

        The Exit Financing Facility is also expected to limit the Debtors' ability to borrow additional money, pay dividends, dispose of assets, make additional corporate investments, increase director and officer compensation and experience a change of control. The Reorganized Debtors' ability to take desired corporate actions and to fund operations will be dependent on compliance with these restrictions or the Reorganized Debtors' ability to obtain waivers of them. The Debtors can make no assurances that the Reorganized Debtors will be able to comply with these restrictions or that the lender under the Exit Financing Facility would waive such restrictions.

        4.    Any significant reduction in or restriction on the availability of the Debtors' trade credit could result in materially reduced sales.

        As do many retailers, the Debtors depend on the availability of credit from the suppliers of their inventory. The Debtors' trade creditors permit them a period of time after shipment to pay for the goods shipped. If the Reorganized Debtors' trade creditors significantly restrict the terms on which the Reorganized Debtors may pay, they may be unable to replace that credit from other sources.

        5.    The Reorganized Debtors may need to raise additional capital, which may not be available to them.

        The Debtors expect that available funds under the Exit Financing Facility, together with the proceeds of the Exit Equity Financing, will be sufficient to meet the Reorganized Debtors' working capital and capital expenditure needs for at least the next 12 months. After that, if operations produce less profit than expected or the Reorganized Debtors initiate a growth plan, the Reorganized Debtors may need to raise additional funds, and cannot be certain that they will be able to obtain additional financing on favorable terms or at all.

        6.    The Debtors' operations depend on independent manufacturers and loss of any key vendors could impact profitability.

        Several of the Debtors' trade creditors provide a significant amount of the inventory they sell. If such trade creditors were to restrict the terms on which the Reorganized Debtors may pay or otherwise refuse to do business with the Reorganized Debtors, they may have to replace such trade creditors and the Debtors cannot make assurances that the Reorganized Debtors would find acceptable replacements or that they would not suffer reduced sales while in the process of replacing them.

        The Debtors generally do not have long-term contracts with their trade creditors. As a result, the Debtors compete with other companies for production facilities. If the Reorganized Debtors are unable to obtain products that meet the demands of their customers, their sales may fall. The Reorganized Debtors' future success partly depends on their ability to maintain good relations with their trade creditors.

        7.    Competition from mass market retailers and discounters, which have strong brand recognition and financial and other resources, may have a negative impact on the Reorganized Debtors' sales.

        Many mass market retailers and discounters, such as Toys "R' Us, Wal-Mart, Target and Amazon.com, have strong brand recognition and greater financial, marketing and other resources than do the Debtors. The Reorganized Debtors could be at a disadvantage in responding to these competitors' merchandising and pricing strategies, advertising campaigns and other initiatives. Several of these competitors, including Toys "R' Us, have launched successful internet shopping sites which compete with the Debtors' stores and internet marketing channels. In addition, an increase in focus on the specialty retail market or the sale by these competitors of more products similar to the Reorganized Debtors' products (as has recently been the case) could cause the Reorganized Debtors to lose market share or selling margin as a result of the need to discount or increase advertising.

        8.    The Debtors' intellectual property rights may not be safeguarded, are subject to the rights of others and may be impaired by infringement claims.

        The Debtors' copyrights, service marks, trademarks, trade dress, trade secrets and similar intellectual property are critical to their success. The Debtors obtained the right to use "F.A.O. Schwarz" and variations thereof under license from the F.A.O. Schwarz Family Foundation. The license is perpetual for so long as the Debtors comply with the terms of the license agreement. The license agreement permits the exclusive use of the FAO Schwarz name and mark for advertising, promotion or any other business purposes, including use of the mark on products, packaging and labeling and in connection with advertising in operated or licensed stores, through catalogs, internet, television, computer and other electronic means, product licensing, and branded products for resale by third party retailers. The Reorganized Debtor will pay royalties to the F.A.O. Schwarz Family Foundation based on such sales and licensing revenues. The agreement provides the F.A.O. Schwarz Family Foundation with quality control rights over the Debtors' use of the name and mark and restricts their ability to transfer the license directly or indirectly through stock issuances, asset sales or other means. In addition, the Debtors' right to use "FAO" in the name of the publicly listed entity is dependent on maintaining a certain standing in the financial community. Any failure by the Reorganized Debtors to comply with the terms of the license agreement, including the quality control provisions, and the consequent loss of any rights in the FAO Schwarz name and mark, could adversely affect the Reorganized Debtors' operations.

          9.    The projected financial information may be inaccurate.

        The financial projections included in this Disclosure Statement are dependent upon the successful implementation of the Reorganized Debtors' business plan and the validity of the assumptions contained therein. These projections reflect numerous assumptions, including confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of the Reorganized Debtors, retail industry performance, certain assumptions with respect to competitors of the Reorganized Debtors, general business and economic conditions and other matters, most of which are beyond the control of the Reorganized Debtors. In addition, unanticipated events and circumstances occurring subsequent to the preparation of the projections may affect the actual financial results of the Reorganized Debtors. Although the Debtors believe that the projections are reasonably attainable, variations between the actual financial results and those projected may occur and be material.

X. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

        The following is a summary of certain federal income tax consequences of the implementation of the Plan to the Debtors and to the holders of certain Claims. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Tax Code"), Treasury regulations promulgated and proposed thereunder, judicial decisions and published administrative rules and pronouncements of the IRS as in effect on the date hereof. Changes in such rules or new interpretations thereof may have a retroactive effect and could significantly affect the federal income tax consequences described below.

        The federal income tax consequences of the Plan are complex and are subject to significant uncertainties. The Debtors have not requested a ruling from the IRS or an opinion of counsel with respect to any tax aspects of the Plan. Thus, no assurance can be given as to the IRS' interpretation of any aspect of the Plan. In addition, this discussion does not address the federal income tax consequences of the Plan to holders whose Claims are entitled to payment in full in Cash or are otherwise unimpaired (e.g., Allowed Non-Tax Priority Claims) and Stock Interests, any non-income, foreign, state or local tax consequences of the Plan, or the federal income tax consequences of the Plan to special classes of taxpayers (such as foreign taxpayers, broker-dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations, and investors in pass-through entities). Moreover, this summary applies only to taxpayers who hold their Claims and any property received in connection with the Plan as capital assets within the meaning of Section 1221 of the Tax Code.

        THE FOLLOWING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING BY EACH HOLDER OF A CLAIM OR INTEREST AND ADVICE BASED UPON SUCH INDIVIDUAL CLAIM OR INTEREST HOLDER'S CIRCUMSTANCES. ALL HOLDERS OF CLAIMS OR INTERESTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES OF THE PLAN.

  A. Consequences to the Debtors

        For federal income tax purposes, the Debtors expect to report consolidated net operating loss ("NOL") carryforwards of approximately $    million for their tax year ended February 2, 2002. The Debtors expect to report a further loss for their current taxable year. The Debtors also have substantial tax basis in their assets. As discussed below, such NOL carryforwards and other losses will be eliminated as a result of the implementation of the Plan and the Debtors' tax basis in their respective assets will be significantly reduced.

        Upon implementation of the Plan, the amount of the Debtors' aggregate outstanding indebtedness will be reduced. In general, the Tax Code provides that a debtor in a bankruptcy case must reduce certain of its tax attributes (such as its NOL carryforwards and any current year NOL, tax credits and, subject to certain limitations, tax basis in assets) by the amount of any cancellation of debt ("COD") income. COD income is the amount by which the indebtedness discharged exceeds any consideration given in exchange therefor. To the extent the amount of COD income realized in a Chapter 11 bankruptcy proceeding exceeds the tax attributes available for reduction, the excess is not taxed. As a result of the disposition of the Class 4, 5, 7 and 8 Claims pursuant to the Plan, the Debtors expect to realize COD income and to incur tax attribute reduction, except to the extent that one or more statutory exceptions to COD income and tax attribute reduction apply (such as where the payment of the portion of the cancelled debt which is discharged would have given rise to a tax deduction). As result of such tax attribute reduction, it is anticipated that the aggregate tax basis of the Debtors' respective inventory assets will be significantly reduced, thus causing the Debtors to realize greater amounts of taxable income upon the ultimate sale of such inventory assets than they otherwise would realize if the Plan had not been implemented.

        Although not free from doubt, based on existing authorities, the Debtors believe that any reduction in tax attributes generally should apply separately to the particular corporation which is realizing COD income, even though the Debtors file a consolidated federal income tax return. The IRS has recently taken the position, however, that consolidated NOLs must be reduced irrespective of the source of those losses. The current IRS position as to the impact of the attribute reduction rules on other tax attributes of consolidated group members is unclear.

        In addition, any reduction in tax attributes does not effectively occur until the first day of the tax year following the tax year in which the COD income is realized. Accordingly, the consolidated NOL carryforwards and other losses of the Debtors should be available to offset any gain recognized in connection with the implementation of the Plan, subject to certain limitations imposed on the utilization of NOL carryforwards under the federal alternative minimum tax.

        Upon implementation of the Plan, the Debtors expect to realize approximately $63 million of COD income and to incur a corresponding amount of tax attribute reduction.

  B. Consequences to Holders of Allowed Class 4 Claims

        In general, each holder of an Allowed Class 4 Claim will recognize gain or loss in an amount equal to the difference between (a) the sum of (1) the principal amount of the New Kayne Anderson Equipment Note, and (2) the fair market value of the New Kayne Anderson Equity received by such holder in satisfaction of its Class 4 Claim (other than the portion of such Class 4 Claim representing accrued but unpaid interest) and (b) such holder's adjusted tax basis in its Class 4 Claim (other than the portion of such Class 4 Claim representing accrued but unpaid interest). See "Distributions in Discharge of Accrued but Unpaid Interest" below. The character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the holder's holding period for such Class 4 Claim and whether and to what extent the holder has previously claimed a bad debt deduction with respect to such Class 4 Claim.

        A Class 4 Claim holder's initial tax basis for the New Kayne Anderson Equipment Note received by such holder under the Plan generally will equal the principal amount of such New Kayne Anderson Equipment Note. The holding period for such New Kayne Anderson Equipment Note generally will begin on the day following receipt thereof pursuant to the Plan. Interest payable to the holder of a New Kayne Anderson Equipment Note will be includible in the income of such holder as ordinary income at the time such interest is received or accrued in accordance with such holder's regular method of accounting for federal income tax purposes. Each holder of a New Kayne Anderson Equipment Note generally will recognize capital gain or loss on the sale, exchange, redemption or other taxable disposition of a New Kayne Anderson Equipment Note measured by the difference between (a) the amount of any cash and the fair market value of any property received by such holder (other than the portion of such cash or other property representing accrued but unpaid interest, which amount will be taxable as ordinary income), and (b) such holder's adjusted tax basis in the New Kayne Anderson Equipment Note. Such gain or loss will be long-term capital gain or loss if the New Kayne Anderson Equipment Note has been held by such holder for more than one year at the time of such sale, exchange, redemption or other taxable disposition.

        A Class 4 Claim holder's initial tax basis for any New Kayne Anderson Equity received by such holder under the Plan generally will equal the fair market value of such New Kayne Anderson Equity on the Effective Date of the Plan. The holding period for such New Kayne Anderson Equity generally will begin on the day following receipt thereof pursuant to the Plan. In general, any distributions of cash or other property to a holder of the New Kayne Anderson Equity will be includible in such holder's income as a dividend to the extent such distribution is made out of such holder's share of the current or accumulated earnings and profits of FAO, as determined under federal income tax principles. A corporate holder of the New Kayne Anderson Equity may be allowed a dividends received deduction with respect to such dividends. To the extent that the amount of any distribution to a holder of the New Kayne Anderson Equity exceeds such holder's share of FAO's current and accumulated earnings and profits as determined under federal income tax principles, the excess will be treated first as a tax-free return of capital (to the extent of such holder's adjusted tax basis in such New Kayne Anderson Equity) and thereafter as a capital gain. The amount of any distribution of property other than cash will equal the fair market value of that property on the date of distribution. Each holder of New Kayne Anderson Equity generally will recognize capital gain or loss on the sale, exchange, redemption or other taxable disposition of such New Kayne Anderson Equity measured by the difference between (a) the amount of any cash and the fair market value of any property received by such holder, and (b) such holder's adjusted tax basis in the New Kayne Anderson Equity. Such gain or loss will be long-term capital gain or loss if the New Kayne Anderson Equity has been held by such holder for more than one year at the time of such sale, exchange, redemption or other taxable disposition.

  C. Consequences to Holders of Allowed Class 5 Claims

        In general, each holder of an Allowed Class 5 Claim will recognize gain or loss in an amount equal to the difference between (a) the principal amount of the New KBB Subordinated Notes received by such holder in satisfaction of its Class 5 Claim (other than the portion of such Class 5 Claim representing accrued but unpaid interest) and (b) such holder's adjusted tax basis in its Class 5 Claim (other than the portion of such Class 5 Claim representing accrued but unpaid interest). See "Distributions in Discharge of Accrued but Unpaid Interest" below. The character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the holder's holding period for such Class 5 Claim and whether and to what extent the holder has previously claimed a bad debt deduction with respect to such Class 5 Claim.

        A holder's initial tax basis for any New KBB Subordinated Note received under the Plan generally will equal the principal amount of such New KBB Subordinated Note. The holding period for such New KBB Subordinated Note generally will begin on the day following receipt thereof pursuant to the Plan. Interest payable to the holder of a New KBB Subordinated Note will be includible in the income of such holder as ordinary income at the time such interest is received or accrued in accordance with such holder's regular method of accounting for federal income tax purposes. Each holder of a New KBB Subordinated Note generally will recognize capital gain or loss on the sale, exchange, redemption or other taxable disposition of a New KBB Subordinated Note measured by the difference between (a) the amount of any cash and the fair market value of any property received by such holder (other than the portion of such cash or other property representing accrued but unpaid interest, which amount will be taxable as ordinary income), and (b) such holder's adjusted tax basis in the New KBB Subordinated Note. Such gain or loss recognized on the sale, exchange, redemption or other taxable disposition will be long-term capital gain or loss if the New KBB Subordinated Note has been held by such holder for more than one year at the time of such sale, exchange, redemption or other taxable disposition.

  D. Consequences to Holders of Allowed Class 7 Claims and Allowed Class 8 Claims

        In general, each holder of an Allowed Class 7 Claim or Allowed Class 8 Claim will recognize gain or loss in an amount equal to the difference between (a) the amount of Cash received by the holder in satisfaction of its Claim (other than the portion of such Claim representing accrued but unpaid interest and other than to the extent any post-Effective Date distributions of Cash are required to be treated as imputed interest under the Tax Code), and (b) the holder's adjusted tax basis in its Claim (other than the portion of such Claim representing accrued but unpaid interest). See "Distributions in Discharge of Accrued but Unpaid Interest" below. The character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the holder's holding period for such Claim, whether such Claim was acquired at a market discount and whether and to what extent the holder has previously claimed a bad debt deduction with respect to such Claim. A holder who acquired its Claim from a prior holder at a market discount may be subject to the market discount rules of the Tax Code. Under these rules, assuming that the holder has made no election to amortize the market discount into income on a current basis with respect to any market discount instrument, any gain recognized on the exchange of such Claim (subject to a de minimis rule) generally would be characterized as ordinary income to the extent of the accrued market discount on such Claim as of the Effective Date.

        Due to the possibility that a holder of an Allowed Class 8 Claim may receive a Cash distribution subsequent to the Effective Date of the Plan, any loss and a portion of any gain realized by such holder may be deferred until such time as such holder has received its final Cash distribution. In addition, all holders of Allowed Class 8 Claims are urged to consult their tax advisors regarding the possible application of (or the ability to elect out of) the "installment method" of reporting any gain that may be recognized by such holders in respect of their Allowed Class 8 Claims.

  E. Distributions in Discharge of Accrued but Unpaid Interest

        Pursuant to the Plan, all distributions in respect of Allowed Claims will be allocated first to the principal amount thereof, with any excess allocated to unpaid accrued interest. However, there is no assurance that such allocation will be respected by the IRS for federal income tax purposes. In general, to the extent any amount received by a holder of an Allowed Claim is received in discharge of interest accrued on such Allowed Claim during its holding period, such amount will be taxable to the holder as interest income (if, under the holder's applicable accounting method, such interest was not previously included in the holder's gross income). Conversely, a holder of an Allowed Claim will recognize a deductible loss (or possibly a write-off against a reserve for bad debts) to the extent any accrued interest with respect to such Claim was previously included in its gross income and is not paid in full. Each holder of an Allowed Claim is urged to consult its tax advisor regarding the allocation of consideration and the deductibility of unpaid interest for federal income tax purposes.

  F. Information Reporting and Withholding

        All distributions to holders of Allowed Claims are subject to applicable withholding (including employment tax withholding) taxes. Under federal income tax law, interest and other reportable payments may, under certain circumstances, be subject to "backup withholding" at a 30% rate. Backup withholding generally applies if the holder (a) fails to furnish its social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) fails to report interest or dividends properly, or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

XI. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

        If the Plan is not confirmed and consummated, the Proponents' alternatives include (a) the preparation and presentation of an alternative plan or plans of reorganization, (b) the sale of all or portions of the Debtors' assets pursuant to section 363 of the Bankruptcy Code, (c) a chapter 11 liquidation or (d) conversion to a case, and liquidation, under chapter 7 of the Bankruptcy Code.

  A. Alternative Plan of Reorganization

        If the Plan is not confirmed, the Proponents or any other party in interest could attempt to formulate a different plan of reorganization. Such a plan might involve either a reorganization and continuation of the Debtors' business, a sale of all or a portion of Debtors' assets pursuant to section 363 of the Bankruptcy Code or an orderly liquidation of their assets. During the course of negotiation of the Plan, the Proponents explored various other alternatives and concluded that the Plan represented the best alternative to protect the interests of creditors and other parties in interest. The Proponents have not changed their conclusions.

        The Proponents believe that the Plan enables the Debtors to successfully and expeditiously emerge from chapter 11, preserves their business and allows creditors and interest holders to realize the highest recoveries under the circumstances. In a liquidation under chapter 11 of the Bankruptcy Code, the assets of the Debtors would be sold in an orderly fashion which could occur over a more extended period of time than in a liquidation under chapter 7 and a trustee need not be appointed. Accordingly, creditors generally would receive greater recoveries than in a chapter 7 liquidation. Under a section 363 sale of assets the period of time to conduct the sale would depend on the interest and timeline of prospective buyers. Although a chapter 11 liquidation is preferable to a chapter 7 liquidation, the Proponents believe that a liquidation under chapter 11 is a much less attractive alternative to creditors and equity interest holders because a greater return to creditors and equity interest holders is provided for in the Plan. The Proponents believe that a 363 sale of assets would produce less return to creditors and equity interest holders than the Plan because a prospective buyer would presumably attempt to pay only enough to repay the secured claims leaving no value for holders of unsecured claims or equity interest holders.

  B. Section 363 Sale

        If the Plan is not confirmed, the Debtors may seek to sell all or portions of their assets pursuant to section 363 of the Bankruptcy Code.

  C. Chapter 11 Liquidation

        If the Plan is not confirmed, the Debtors may liquidate their assets using a liquidator to conduct "going-out-of-business" or store closing sales, collecting accounts, pursuing causes of action and distributing proceeds pursuant to a liquidating plan or by other appropriate means.

  D. Liquidation Under Chapter 7

        If no chapter 11 plan can be confirmed, the Reorganization Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors. A discussion of the effect that a chapter 7 liquidation would have on the recovery of holders of Claims and Interests is set forth in Section VI.C.3, "Confirmation and Consummation Procedure—Confirmation—Best Interests Test." The Proponents believe that liquidation of the Debtors under chapter 7 would result in (a) smaller distributions being made to creditors than those provided for in the Plan because of the additional administrative expenses involved in the appointment of a trustee and attorneys and other professionals to assist such trustee, (b) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtors' operations, and (c) the failure to realize the greater, going concern value of the Debtors' assets.

XII. CONCLUSION AND RECOMMENDATION

        The Proponents believe that confirmation and implementation of the Plan is preferable to any of the alternatives described above because it will provide the greatest recoveries to holders of Claims and Interests. Other alternatives would involve significant delay, uncertainty and substantial additional administrative costs. Consequently, the Proponents urge all holders of Claims and Interests to vote to accept the Plan and to evidence their acceptance by duly completing and returning their Ballots so that they will be received on or before 5:00 p.m., Pacific Standard Time, on            , 2003.

Dated:	January 31, 2003 Wilmington, Delaware Respectfully submitted,
FAO, Inc. (for itself and on behalf of all Debtors)

By:

Name: Raymond P. Springer
Title: Executive Vice President

COUNSEL:

David W. Levene (CA 059659)
Anne E. Wells (CA 155975)
LEVENE, NEALE, BENDER, RANKIN & BRILL, L.L.P.
1801 Avenue of the Stars
Los Angeles, CA 90067
(310) 229-1234
Mark D. Collins (No. 2891) Rebecca L. Booth (No. 4031) RICHARDS, LAYTON & FINGER, P.A. One Rodney Square P.O. Box 551 Wilmington, Delaware 19899 (302) 651-7700
ATTORNEYS FOR DEBTORS AND DEBTORS IN POSSESSION

EXHIBIT A

JOINT PLAN OF REORGANIZATION OF
FAO, INC. AND ITS DEBTOR SUBSIDIARIES

EXHIBIT B

DISCLOSURE STATEMENT ORDER

[to be provided]

EXHIBIT C

FAO INC. QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER
ENDED NOVEMEBER 2, 2002

EXHIBIT D

CONSOLIDATED FINANCIAL PROJECTIONS

EXHIBIT E

LIQUIDATION ANALYSIS

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